UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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The Toro Company

(Name of registrant as specified in its charter)

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NOTICE OF 2017

ANNUAL MEETING AND

PROXY STATEMENT

FOR MARCH 21, 2017

i

NOTE ABOUT FORWARD LOOKING STATEMENTS

Certain statements in this proxy statement are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created by those sections. Forward-looking statements are based on our current expectations of future events, and are generally identified by words such as “expect,” “strive,” “looking ahead,” “outlook,” “guidance,” “forecast,” “goal,” “optimistic,” “anticipate,” “continue,” “plan,” “estimate,” “project,” “believe,” “should,” “could,” “will,” “would,” “possible,” “may,” “likely,” “intend,” “can,” “seek,” ‘potential,” “pro forma,” or the negative thereof and similar expressions or future dates. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. The most significant factors known to us that could materially adversely affect our business, reputation, operations, industry, financial position, or future financial performance are described in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission, or SEC, on December 22, 2016, in Part I, Item 1A, “Risk Factors.” You should not place undue reliance on any forward-looking statement, which speaks only as of the date made, and should recognize that forward-looking statements are predictions of future results, which may not occur as anticipated. Actual results could differ materially from those anticipated in the forward-looking statements and from historical results, due to the risks and uncertainties described in our Annual Report on Form 10-K, including in Part I, Item 1A, “Risk Factors,” as well as others that we may consider immaterial or do not anticipate at this time. The risks and uncertainties described in our Annual Report on Form 10-K are not exclusive and further information concerning our company and our businesses, including factors that potentially could materially affect our operating results or financial condition, may emerge from time to time. We make no commitment to revise or update any forward-looking statements in order to reflect actual results, events or circumstances occurring or existing after the date any forward-looking statement is made or changes in factors or assumptions affecting such forward-looking statements. We advise you, however, to consult any further disclosures we make on related subjects in our future Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we file with or furnish to the SEC.

ii

The Toro Company 8111 Lyndale Avenue South, Bloomington, Minnesota 55420-1196 Telephone 952-888-8801

February 7, 2017

Dear Fellow Shareholders:

We are pleased to invite you to join us for The Toro Company 2017 Annual Meeting of Shareholders to be held on Tuesday, March 21, 2017, at 1:30 p.m., Central Daylight Time, at our corporate offices. A live, listen-only audio webcast of the meeting will be available at www.thetorocompany.com. Details about the annual meeting, nominees for election to the Board of Directors and other matters to be acted on at the annual meeting are presented in the notice and proxy statement that follow.

It is important that your shares be represented at the annual meeting, regardless of the number of shares you hold and whether or not you plan to attend the meeting in person. Accordingly, please exercise your right to vote by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials you received for the meeting or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

On behalf of your Toro Board of Directors and Management, it is our pleasure to express our appreciation for your continued support.

Sincerely,

MICHAEL J. HOFFMAN	RICHARD M. OLSON
Chairman of the Board	President and CEO

You can help us make a difference by eliminating paper proxy mailings. With your consent, we will provide all future proxy materials electronically. Instructions for consenting to electronic delivery can be found on your proxy card or at www.proxyvote.com. Your consent to receive shareholder materials electronically will remain in effect until canceled.

iii

NOTICE OF 2017 ANNUAL MEETING OF SHAREHOLDERS

Date:	Tuesday, March 21, 2017
Time:	1:30 p.m., Central Daylight Time
Location:	8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196
or
Webcast:	www.thetorocompany.com

Agenda:	1.	To elect as directors the four nominees named in the attached proxy statement, each to serve for a term of three years ending at the 2020 Annual Meeting of Shareholders;
	2.	To ratify the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2017;
	3.	To approve, on an advisory basis, our executive compensation;
	4.	To approve, on an advisory basis, the frequency of the advisory approval of our executive compensation; and
	5.	To transact any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

We currently are not aware of any other business to be brought before the annual meeting. Shareholders of record at the close of business on January 23, 2017, the record date, will be entitled to vote at the annual meeting or at any adjournment or postponement of the annual meeting. A shareholder list will be available at our corporate offices beginning March 10, 2017, during our normal business hours for examination by any shareholder registered on our stock ledger as of the record date for any purpose germane to the annual meeting.

Your vote is important. A majority of the outstanding shares of our common stock must be represented either in person or by proxy to constitute a quorum for the conduct of business. Please promptly vote your shares by following the instructions for voting on the Notice Regarding the Availability of Proxy Materials or, if you received a paper or electronic copy of our proxy materials, by completing, signing, dating and returning your proxy card or by Internet or telephone voting as described on your proxy card.

February 7, 2017

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY P. DORDELL

Vice President, Secretary

and General Counsel

v

THE TORO COMPANY

8111 Lyndale Avenue South

Bloomington, Minnesota 55420-1196

PROXY STATEMENT

2017 ANNUAL MEETING OF SHAREHOLDERS

TUESDAY, MARCH 21, 2017

1:30 p.m. Central Daylight Time

The Toro Company Board of Directors is using this proxy statement to solicit your proxy for use at The Toro Company 2017 Annual Meeting of Shareholders to be held at 1:30 p.m., Central Daylight Time, on Tuesday, March 21, 2017. We intend to send a Notice Regarding the Availability of Proxy Materials for the annual meeting and make proxy materials available to shareholders (or for certain shareholders and for those who request, a paper copy of this proxy statement and the form of proxy) on or about February 7, 2017. Please note that references in this proxy statement to “Toro,” our “Company,” “we,” “us,” “our” and similar terms refer to The Toro Company.

GENERAL INFORMATION ABOUT THE 2017 ANNUAL MEETING AND VOTING

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on Tuesday, March 21, 2017.

This proxy statement and our 2016 Annual Report, which includes our Annual Report on Form 10-K for the fiscal year ended October 31, 2016, are available at www.thetorocompany.com/proxy.

Pursuant to rules adopted by the Securities and Exchange Commission, or SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we are sending a Notice Regarding the Availability of Proxy Materials to some of our shareholders. Shareholders have the ability to access our proxy materials on the website referred to in the Notice Regarding the Availability of Proxy Materials (www.proxyvote.com) or request to receive a printed set of our proxy materials. Instructions on how to access our proxy materials over the Internet or request a printed copy of our proxy materials may be found in the Notice Regarding the Availability of Proxy Materials. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

When and Where Will the Annual Meeting Be Held?

The annual meeting will be held on Tuesday, March 21, 2017, at 1:30 p.m., Central Daylight Time, at our corporate offices located at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196.

What Are the Purposes of the Annual Meeting?

The purposes of the 2017 Annual Meeting of Shareholders are to vote on the following items described in this proxy statement:

Proposal One	Election of Directors
Proposal Two	Ratification of Selection of Independent Registered Public Accounting Firm
Proposal Three	Advisory Approval of our Executive Compensation
Proposal Four	Advisory Approval of the Frequency of the Advisory Approval of our Executive Compensation

Are There Any Matters To Be Voted On at the Annual Meeting that Are Not Included in this Proxy Statement?

We currently are not aware of any business to be acted upon at the annual meeting other than as described in this proxy statement. If, however, other matters are properly brought before the annual meeting, or any adjournment or postponement of the annual meeting, your proxy includes discretionary authority on the part of the individuals appointed to vote your shares or act on those matters according to their best judgment.

Who Is Entitled to Vote and How Many Shares Must Be Present to Hold the Annual Meeting?

Shareholders of record at the close of business on January 23, 2017, the record date, will be entitled to vote at the annual meeting or any adjournment or postponement of the annual meeting. As of January 23, 2017, there were 108,205,116 outstanding shares of our common stock. Each share of our common stock is entitled to one vote on each matter to be voted on at the annual meeting. Shares of our common stock that are held by us in our treasury are not counted as outstanding shares and will not be voted.

The presence, in person or represented by proxy, at the annual meeting of a majority of the outstanding shares of our common stock as of the record date will constitute a quorum for the transaction of business at the annual meeting. Your shares will be counted toward the quorum if you submit a proxy or vote at the annual meeting. Shares represented by proxies marked “abstain” and “broker non-votes” also are counted in determining whether a quorum is present.

How Do I Vote My Shares?

If your shares are registered in your name, you may vote your shares in person at the annual meeting or by one of the three following methods:

Vote by Internet	Go to www.proxyvote.com and follow the instructions for Internet voting shown on your Notice Regarding the Availability of Proxy Materials or proxy card.
Vote by Telephone	Call 800-690-6903 and follow the instructions for telephone voting shown on your proxy card.
Vote by Mail	Complete, sign, date and mail your proxy card in the envelope provided if you received a paper copy of these proxy materials. If you vote by Internet or telephone, please do not mail your proxy card.

If you hold shares as a participant in certain Toro employee benefit plans, you may vote your shares by one of the three methods noted above. If your shares are held in “street name,” you may receive a separate voting instruction form with this proxy statement or you may need to contact your broker, bank or other nominee to determine whether you will be able to vote electronically using the Internet or by telephone.

How Does the Board Recommend that I Vote and What Vote is Required for Each Proposal?

	Proposal	Board Recommendation	Available Voting Selections	Voting Approval Standard	Effect of Withhold or Abstention	Effect of Broker Non- Vote
1.	Election of four directors, each to serve for a term of three years ending at the 2020 Annual Meeting of Shareholders	FOR all four nominees	FOR all four nominees; WITHHOLD from all four nominees; or WITHHOLD from one or more nominees	Plurality: the individuals who receive the greatest number of votes cast “for” are elected as directors(1)	Counted as a vote against	No effect
2.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2017	FOR	FOR; AGAINST; or ABSTAIN	Majority of shares present and entitled to vote	Counted as a vote against	Not applicable
3.	Approval of, on an advisory basis, our executive compensation(2)	FOR	FOR; AGAINST; or ABSTAIN	Majority of shares present and entitled to vote	Counted as a vote against	No effect
4.	Approval of, on an advisory basis, the frequency of the advisory approval of our executive compensation(2)	ONE YEAR	ONE YEAR; TWO YEARS; THREE YEARS; or ABSTAIN	Plurality: the choice of frequency that receives the greatest number of votes is considered the preference of our shareholders	No effect	No effect

(1)	Under our Amended and Restated Bylaws, if a majority of the votes of the shares present in person or represented by proxy at the annual meeting are designated to be “withheld” from a nominee for director in an uncontested election, that director must tender his or her resignation for consideration by our Nominating & Governance Committee. Our Nominating & Governance Committee then must evaluate the best interests of our Company and shareholders and recommend the action to be taken by the Board with respect to such tendered resignation.

(2)	While an advisory vote, our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions and the frequency of the advisory vote on our executive compensation.

How Will My Shares Be Voted?

How Your Shares are Held	How Your Shares will be Voted If You Specify How to Vote	How Your Shares will be Voted If You Do Not Specify How to Vote
Shares registered in your name	The named proxies will vote your shares as you direct	The named proxies will vote FOR all proposals
Shares held in street name	Your broker will vote your shares as you direct	Your broker may vote only on routine items in the absence of your instruction how to vote(1)
Shares held in certain Toro employee benefit plans	The plan trustee will vote your shares confidentially as you direct	The plan trustee will vote your shares in the same proportion as the votes actually cast by participants

(1)	If your shares are held in “street name” and you do not indicate how you wish to vote, under the New York Stock Exchange, or NYSE, rules, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters. Proposal One—Election of Directors, Proposal Three—Advisory Approval of our Executive Compensation and Proposal Four—Advisory Approval of the Frequency of the Advisory Approval of our Executive Compensation are not “routine” matters. Accordingly, if you do not direct your broker how to vote on those proposals, your broker may not exercise discretionary voting authority and may not vote your shares on these proposals. This is called a “broker non-vote” and although your shares will be considered to be represented by proxy at the annual meeting, as discussed on page 2, they are not considered to be shares “entitled to vote” at the annual meeting and will not be counted as having been voted on the applicable proposal. Proposal Two—Ratification of Selection of Independent Registered Public Accounting Firm is a “routine” matter and your broker is permitted to exercise discretionary voting authority to vote your shares “for” or “against” the proposal in the absence of your instruction.

What Does It Mean If I Receive More Than One Notice or Set of Proxy Materials?

If you hold your shares in more than one account, you may receive multiple copies of the Notice Regarding the Availability of Proxy Materials and/or electronic or paper copies of our proxy materials. If you are a participant in the dividend reinvestment feature of our Direct Stock Purchase Plan, shares registered in your name are combined with shares you hold in that plan. Similarly, where possible, shares registered in your name are combined with shares you hold, if any, as a participant in certain Toro employee benefit plans. However, shares you hold in “street name” (through a broker, bank or other nominee) are not combined with shares registered in your name or held as a participant in Toro employee benefit plans. If you receive more than one Notice Regarding the Availability of Proxy Materials and/or electronic or paper copies of our proxy materials, you must vote separately for each notice, e-mail notification or proxy and/or voting instruction card having a unique control number to ensure that all of your shares are voted.

How Can I Revoke or Change My Vote?

You may revoke your proxy or change your vote at any time before your shares are voted by one of the following methods:

How Your Shares are Held	Method to Revoke or Change Your Vote
Shares registered in your name

•  Submit another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or complete, sign, date and mail a proxy card;

•  Send written notice of revocation to our Vice President, Secretary and General Counsel; or

•  Attend the annual meeting in person and vote by ballot

Shares held in street name	Follow instructions provided by your broker, bank or other nominee
Shares held in certain Toro employee benefit plans	Submit another proper proxy with a more recent date than that of the proxy first given by following the Internet or telephone voting instructions or complete, sign, date and mail a proxy card

Who Will Count the Votes?

Broadridge Financial Solutions, Inc. has been engaged to tabulate shareholder votes and act as our independent inspector of elections for the annual meeting.

How Will Business Be Conducted at the Annual Meeting?

The presiding officer at the annual meeting will determine how business at the meeting will be conducted. Only nominations and other proposals brought before the annual meeting in accordance with the advance notice and information requirements of our Amended and Restated Bylaws will be considered, and no such nominations or other proposals were received. In order for a shareholder proposal to have been included in our proxy statement for the annual meeting, our Vice President, Secretary and General Counsel must have received such proposal not later than October 5, 2016. Under our Amended and Restated Bylaws, complete and timely written notice of a proposed nominee for election to our Board at the annual meeting or a proposal for any other business to be brought before the annual meeting must have been received by our Vice President, Secretary and General Counsel not later than December 15, 2016, nor earlier than November 15, 2016, and must have contained the specific information required by our Amended and Restated Bylaws.

How Can I Attend the Annual Meeting?

We provide the opportunity for our shareholders to attend the annual meeting in person. Only registered shareholders of our common stock or beneficial shareholders holding shares in street name at the close of business on the record date (January 23, 2017), or their duly appointed proxies, may attend the annual meeting in person. Doors will open approximately fifteen minutes prior to the start of the annual meeting and will close once the meeting has started, at which time admission to the annual meeting will no longer be permitted. For admission to the meeting you may be asked to provide identification and establish proof of ownership. If you are a registered shareholder, your name may be verified against our list of registered shareholders. If you hold your shares in street name, please bring one of the following: an account statement showing your ownership as of the record date; a voting instruction form provided by your broker, trustee, bank or nominee holding your shares containing a valid control number; the Notice of Internet Availability of Proxy Materials that you received in the mail containing a valid control number; a copy of the email you received with instructions containing a link to the website where our proxy materials are available, a link to the proxy voting website and a valid control number; or a letter from a broker, trustee, bank or nominee holding your shares confirming your ownership as of the record date. If you are serving as a legal proxy, please bring a legal proxy containing a valid control number or a letter from a registered shareholder naming you as proxy. Rules governing the conduct of the annual meeting will be distributed at the annual meeting along with an agenda.

Shareholders unable to attend the annual meeting in person have the opportunity to listen to our live, listen-only audio webcast of the annual meeting. A link to the webcast may be found on our website at www.thetorocompany.com.

STOCK OWNERSHIP

Significant Beneficial Owners

The following table sets forth information known to us as of January 31, 2017, as to entities that have reported to the SEC or have otherwise advised us that they are a beneficial owner, as defined by the SEC’s rules and regulations, of more than five percent of our outstanding common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class(1)
Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	8,549,400(2)	7.90%
Common Stock	BlackRock, Inc. 55 East 52nd St. New York, NY 10055	8,114,628(3)	7.50%
Common Stock	T Rowe Price Associates Inc. 100 East Pratt St. Baltimore, MD 21202	7,530,113(4)	6.96%

(1)	Percent of class is based on 108,205,116 shares outstanding as of our record date.

(2)	Based solely on information contained in the most recently filed Schedule 13F of The Vanguard Group, Inc., an investment adviser, filed with the SEC on November 14, 2016, reflecting beneficial ownership as of September 30, 2016, with sole investment discretion but no voting authority with respect to 8,457,154 shares, sole investment discretion and voting authority with respect to 4,878 shares, shared investment discretion but sole voting authority with respect to 75,550 shares and shared discretion and voting authority with respect to 11,818 shares.

(3)	Based solely on information contained in the most recently filed Schedule 13G/A of BlackRock, Inc., a parent holding company, filed with the SEC on January 27, 2017, reflecting beneficial ownership as of December 31, 2016, of 8,114,628 shares, with sole investment discretion with respect to all such shares and sole voting authority with respect to 7,737,782 shares. BlackRock, Inc. does not have shared voting or dispositive power over any of the shares.

(4)	Based solely on information contained in the most recently filed Amendment No. 1 to Schedule 13F of T Rowe Price Associates Inc., an investment adviser, filed with the SEC on November 17, 2016, reflecting beneficial ownership as of September 30, 2016, with sole investment discretion with respect to all such shares, sole voting authority with respect to 1,567,784 shares and no voting authority with respect to 5,962,329 shares.

Directors and Executive Officers

The following table sets forth information known to us regarding the beneficial ownership of our common stock as of January 31, 2017, by (i) each of our current non-employee directors (including our non-employee director nominees), (ii) individuals who served as our “principal executive officer” or “principal financial officer” during fiscal 2016 and the next three most highly compensated executive officers named in the “Summary Compensation Table” beginning on page 49 (we collectively refer to these persons as our “named executive officers”), and our employee directors (including our employee director nominee), and (iii) all directors and executive officers as a group.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)	Percent of Class(5)
	Non-Employee Directors:
Common Stock	Robert C. Buhrmaster	133,407	*
Common Stock	Janet K. Cooper	130,239	*
Common Stock	Gary L. Ellis	120,817	*
Common Stock	Jeffrey M. Ettinger	70,055	*
Common Stock	Katherine J. Harless	133,122	*
Common Stock	D. Christian Koch	1,268	*
Common Stock	James C. O’Rourke	25,568	*
Common Stock	Gregg W. Steinhafel	69,751	*
Common Stock	Christopher A. Twomey	136,740	*
	Employee Directors and Named Executive Officers:
Common Stock	Michael J. Hoffman	3,300,973	3.0%
Common Stock	Renee J. Peterson	276,046	*
Common Stock	Richard M. Olson	127,760	*
Common Stock	William E. Brown, Jr.	358,327	*
Common Stock	Timothy P. Dordell	322,416	*
	All Directors and Executive Officers as a Group (24)	6,352,088	5.69%

*	Less than one percent of the outstanding shares of our common stock.

(1)	Shares are deemed to be “beneficially owned” by a person if such person, directly or indirectly, has or shares: (a) the power to vote or direct the voting of such shares, or (b) the power to dispose or direct the disposition of such shares. Except as otherwise indicated in the footnotes to this table, the persons in this table have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them, subject to community property laws, where applicable.

(2)	“Beneficial ownership” also includes: (a) shares that a person has the right to acquire within 60 days of January 31, 2017, and, as such, includes shares that may be acquired upon exercise of stock options within 60 days of January 31, 2017; (b) shares allocated to executive officers under The Toro Company Investment, Savings and Employee Stock Ownership Plan, or IS&ESOP; and (c) common stock units and performance share units, collectively referred to as units, credited under The Toro Company Deferred Compensation Plan for Non-Employee Directors, or the Deferred Plan for Directors, and The Toro Company Deferred Compensation Plan for Officers, or the Deferred Plan for Officers. The following table reflects the beneficial ownership by type of security held by our non-employee directors, named executive officers and employee directors, and all current directors and executive officers as a group:

Name	Stock Options	IS&ESOP	Units under the Deferred Plan for Directors	Units under the Deferred Plan for Officers
Non-Employee Directors:
Robert C. Buhrmaster	64,832	–	17,884	–
Janet K. Cooper	57,832	–	44,249	–
Gary L. Ellis	75,324	–	3,681	–
Jeffrey M. Ettinger	36,376	–	0	–
Katherine J. Harless	64,832	–	6,394	–
D. Christian Koch	0	–	0	–
James C. O’Rourke	17,084	–	0	–
Gregg W. Steinhafel	17,084	–	5,503	–
Christopher A. Twomey	64,832	–	9,630	–
Employee Directors and Named Executive Officers:
Michael J. Hoffman	1,710,866	137,395	–	0
Renee J. Peterson	155,264	503	–	65,517
Richard M. Olson	87,712	15,517	–	22,814
William E. Brown, Jr.	167,266	69	–	0
Timothy P. Dordell	233,466	0	–	88,651
All Directors and Executive Officers as a Group (24)	3,332,884	303,604	87,341	340,971

(3)	Includes shares held in trust for estate planning purposes as follows: 36,912 shares for Mr. Buhrmaster, 21,930 shares for Ms. Cooper, 53,220 shares for Ms. Harless, 1,268 shares for Mr. Koch, 57,508 shares for Mr. Twomey, 253,182 shares for Mr. Hoffman, 299 shares for Mr. Dordell and 432,411 shares for all directors and executive officers as a group. Ms. Cooper’s spouse is sole trustee of the trust and has sole voting and investment power with respect to the shares held in trust; and accordingly, Ms. Cooper disclaims beneficial ownership of such shares. Ms. Harless has shared voting and investment power with her spouse with respect to the shares held in trust. Mr. Twomey has shared voting and investment power with respect to the shares held in trust. In addition, includes 4,770 shares for Mr. Twomey that are held by a family foundation and Mr. Twomey has shared voting and investment power with respect to the shares held by the family foundation.

(4)	Includes shares held jointly with spouse for which the director or officer has shared voting and investment power as follows: 47,164 shares for Mr. Steinhafel, 54,302 shares for Mr. Brown and 106,373 shares for all directors and executive officers as a group. In addition, includes 40 shares for Mr. Hoffman that are held by his son and Mr. Hoffman’s spouse has shared voting and investment power for these shares.

(5)	Percentages are based on our shares outstanding as of our record date and are calculated pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. Percentage calculations assume, for each person and the group, that all shares that may be acquired by such person or by the group pursuant to stock options or other rights currently exercisable or that become exercisable or issuable within 60 days following January 31, 2017, are outstanding for the purpose of computing the percentage of common stock owned by such person or by the group. However, those unissued shares of our common stock described above are not deemed to be outstanding for the purpose of calculating the percentage of common stock owned by any other person.

Stock Ownership Guidelines

We maintain stock ownership guidelines described in the table below to align the interests of our non-employee directors and executive officers with those of our shareholders. Non-employee directors are expected to meet this guideline within five years of joining the Board. Executive officers are expected to meet the guideline within five years of the date of hire or promotion. As of January 31, 2017, each of our non-employee directors and executive officers who is required to meet a stock ownership guideline met such guideline.

Stock Ownership Guidelines by Position
Non-Employee Directors	Chairman and CEO	Other Executive Officers
5x annual board retainer	5x annual base salary	2x or 3x annual base salary

Section 16(a) Beneficial Ownership Reporting Compliance

The rules of the SEC require us to disclose the identity of directors, executive officers and greater than 10% owners of our common stock who did not file on a timely basis reports required by Section 16 of the Exchange Act. Based on review of reports filed by these reporting persons on the SEC’s electronic filing, or EDGAR, system and written representations by our directors and executive officers, we believe that all of our directors, executive officers and greater than 10% owners complied with all filing requirements applicable to them during our fiscal year ended October 31, 2016, or fiscal 2016, except that one Form 4 reporting the vesting of restricted stock unit awards on December 5, 2015 and December 6, 2015 for Amy E. Dahl was not filed on a timely basis due to administrative error. Such vestings were subsequently disclosed in a Form 4 filed on December 9, 2015, one day after such Form 4 should have been filed.

PROPOSAL ONE—ELECTION OF DIRECTORS

Number of Directors; Board Structure

Our Restated Certificate of Incorporation provides that our Board of Directors may be comprised of between eight and twelve directors. Our Board currently is comprised of eleven directors. As provided in our Restated Certificate of Incorporation, our Board is divided into three staggered classes of directors of the same or nearly the same number, with each class elected in a different year for a term of three years. Our current directors and their respective current terms are as follows:

Current Term Ending at 2017 Annual Meeting	Current Term Ending at 2018 Annual Meeting	Current Term Ending at 2019 Annual Meeting
Jeffrey M. Ettinger	Janet C. Cooper	Robert C. Buhrmaster
Katherine J. Harless	Gary L. Ellis	Richard M. Olson
Michael J. Hoffman	Gregg W. Steinhafel	James C. O’Rourke
D. Christian Koch		Christopher A. Twomey

Nominees for Director

The Board has nominated each of Jeffrey M. Ettinger, Katherine J. Harless, Michael J. Hoffman and D. Christian Koch for election to the Board to serve for a three-year term ending at the 2020 Annual Meeting of Shareholders. Each of these nominees is a current member of the Board and has consented to serve if elected. Proxies only can be voted for the number of persons named as nominees in this proxy statement, which is four.

If prior to the annual meeting the Board should learn that any nominee will be unable to serve for any reason, the proxies that otherwise would have been voted for that nominee will be voted for a substitute nominee as selected by the Board. Alternatively, at the Board’s discretion, the proxies may be voted for that fewer number of nominees as results from the inability of any nominee to serve. The Board has no reason to believe that any of the nominees will be unable to serve.

The Board of Directors Recommends a Vote FOR Each Nominee for Director	☑

Information About Board Nominees and Continuing Directors

The following pages provide information about each nominee for election to the Board at the annual meeting and each other member of the Board. We believe that all of our director nominees and continuing directors display:

•	personal and professional integrity;

•	appropriate levels of education and business experience;

•	strong business acumen;

•	an appropriate level of understanding of our business, industry and other industries relevant to our business;

•	the ability and willingness to devote adequate time to the work of our Board and its committees;

•	a fit of skills and personality with those of our other directors that helps build a Board that is effective, collegial and responsive to the needs of our Company;

•	strategic thinking and a willingness to share ideas;

•	a diversity of experiences, expertise and background; and

•	the ability to represent the interests of all of our shareholders.

The information presented below regarding each director nominee or continuing director also sets forth specific experience, qualifications, attributes and skills that led our Board to conclude that he or she should serve as a director in light of our business and structure.

Nominees for Election to the Board—Current Term Ending at the 2017 Annual Meeting.

Jeffrey M. Ettinger Age 58 Director since 2010 Independent Committees • Compensation & Human Resources • Nominating & Governance	Background

Jeffrey M. Ettinger is the non-executive Chairman of the Board of Hormel Foods Corporation, Austin, Minnesota (a multinational manufacturer and marketer of consumer-branded food and meat products), a position he has held since October 31, 2016. Mr. Ettinger served as Chairman of the Board and Chief Executive Officer of Hormel Foods from January 2006 until his retirement in October 2016. Previously he also served as President of Hormel Foods from 2004 until October 2015.

Qualifications

Mr. Ettinger brings to our Board strong business acumen, significant executive leadership attributes and relevant experience of driving growth through innovation and strategic acquisitions. Mr. Ettinger provides relevant insight and guidance with respect to numerous issues important to our Company, including, in particular, our strategy of driving growth in our business through the development of innovative, customer-valued products and expansion of our global presence through targeted acquisitions. Additionally, as an experienced public company director and former executive of a public company, he contributes knowledge of public company requirements and issues, including those related to corporate governance and executive compensation matters.

Other Public Company Boards
	Current • Hormel Foods Corporation • Ecolab Inc.	Past 5 Years None
Katherine J. Harless Age 65 Director since 2000 Independent Committees • Audit • Compensation & Human Resources	Background

Katherine J. Harless was the President and Chief Executive Officer of Idearc Inc., Dallas/Fort Worth, Texas (a provider of sales, publishing and related services including Verizon Yellow Pages and SuperPages.com), from November 2006 until her retirement in February 2008. She previously served as President of Verizon Information Services Inc. from 2000 to November 2006, when it was spun off by Verizon Communications, Inc. to become Idearc, and was a director of Idearc from November 2006 to May 2008. On December 31, 2009, Idearc emerged from voluntary Chapter 11 bankruptcy proceedings that it filed in the United States Bankruptcy Court for the Northern District of Texas, Dallas Division, on March 31, 2009, which was after Ms. Harless retired from Idearc. Ms. Harless is a director of the North Texas Chapter of the National Association of Corporate Directors (“NACD”) and is an NACD Board Leadership Fellow.

Qualifications

Ms. Harless brings to our Board executive leadership experience, management skills and knowledge of financial, executive compensation, corporate governance and issues applicable to public companies. Ms. Harless provides a seasoned business perspective and provides valuable business, leadership and management insights with respect to our strategic direction.

Other Public Company Boards
	Current None	Past 5 Years None

Michael J. Hoffman Age 61 Director since 2005 Committees None	Background

Michael J. Hoffman is our Chairman of the Board, a position he has held since March 2006. He previously served as our Chief Executive Officer from March 2005 through October 2016, and also served as President from October 2004 through August 2015.

Qualifications

In his more than 39 years with our Company, Mr. Hoffman has developed and brings to our Board leadership experience and extensive knowledge of all aspects of our Company, business, industry, markets and operations. As a result of his former dual role as Chairman and CEO, Mr. Hoffman provides invaluable insight into our Company’s future strategies, opportunities and challenges, including those related to innovation, manufacturing and marketing. In addition, as our executive Chairman, Mr. Hoffman serves as a unifying element between the leadership and strategic direction provided by our Board and the implementation of our business strategies by Management. Mr. Hoffman is also an experienced public company director, having served on the boards of each of our Company and Donaldson Company, Inc. since 2005.

Other Public Company Boards
	Current Donaldson Company, Inc.	Past 5 Years None
D. Christian Koch Age 52 Director since April 2016 Independent Committees • Audit • Finance	Background

D. Christian Koch is the President and Chief Executive Officer of Carlisle Companies Incorporated, Scottsdale, Arizona (a diversified manufacturing company that manufactures and distributes a broad range of products), a position he has held since January 2016. Previously, he served in a variety of positions with Carlisle, including as President and Chief Operating Officer from May 2014 to January 2016; Group President, Carlisle Diversified Products from June 2012 to May 2014; President, Carlisle Brake & Friction from January 2009 to June 2012; and President, Carlisle Asia-Pacific from February 2008 to January 2009. Prior to his employment at Carlisle, Mr. Koch held a variety of senior management positions at each of Graco Inc. and H.B. Fuller Company.

Qualifications

Mr. Koch brings to our Board his experience as a seasoned executive with strong business acumen and significant experience managing manufacturing and sales operations around the world as well as with mergers and acquisitions. In addition, as a public company director and executive, Mr. Koch contributes a solid understanding of financial oversight requirements and strategic planning.

Other Public Company Boards
	Current Carlisle Companies Inc.	Past 5 Years Arctic Cat Inc.

Continuing Members of the Board—Current Term Ending at the 2018 Annual Meeting.

Janet K. Cooper Age 63 Director since 1994 Independent Committees • Audit (Chair) • Finance	Background

Janet K. Cooper was the Senior Vice President and Treasurer of Qwest Communications International Inc., Denver, Colorado (a U.S. telecommunications company that merged with and now does business as CenturyLink), from September 2002 to June 2008. From 2001 to 2002, she served as Chief Financial Officer and Senior Vice President of McDATA Corporation. From 2000 to 2001, she served as Senior Vice President, Finance of Qwest. From 1998 to 2000, she served in various senior level finance positions at US West Inc., including as Vice President, Finance and Controller and Vice President and Treasurer.

Qualifications

Through her experience in various senior level financial positions, Ms. Cooper has developed substantial financial and accounting knowledge and expertise. Ms. Cooper’s experience as a public company director and audit committee member and her financial expertise and acumen in capital markets, audit, tax, accounting, treasury and risk-management matters assists our Board in providing oversight to Management on these matters. Ms. Cooper’s senior leadership experience also enables her to provide strategic input to our Board, in addition to her financial expertise, discipline and oversight.

Other Public Company Boards
	Current • Lennox International Inc. • Resonant Inc.	Past 5 Years None
Gary L. Ellis Age 60 Director since 2006 Independent Committees • Finance (Chair) • Audit	Background

Gary L. Ellis was the Executive Vice President, Global Operations, Information Technology and Facilities & Real Estate of Medtronic plc, Dublin, Ireland (a global medical technology company), from June 2016 until his retirement in December 2016. Previously, he was the Executive Vice President and Chief Financial Officer of Medtronic, Inc., from April 2014 to June 2016, Senior Vice President and Chief Financial Officer of Medtronic, Inc. from May 2005 to April 2014, and Vice President, Corporate Controller and Treasurer of Medtronic, Inc. from 1999 to May 2005.

Qualifications

Mr. Ellis possesses and brings relevant financial leadership experience and expertise to our Board which provides oversight regarding capital structure, financial condition and policies, long-range financial objectives, tax strategies, financing requirements and arrangements, capital budgets and expenditures, risk-management, insurance coverage, and strategic planning matters. Additionally, Mr. Ellis contributes his international experience managing worldwide financial operations and analyzing financial implications of merger and acquisition transactions, as well as aligning business strategies and financial decisions.

Other Public Company Boards
	Current None	Past 5 Years None

Gregg W. Steinhafel Age 62 Director since 1999 Independent Committees • Compensation & Human Resources • Nominating & Governance	Background

Gregg W. Steinhafel was the Chairman, President and Chief Executive Officer of Target Corporation, Minneapolis, Minnesota (a variety retailing company) until May 2014. Mr. Steinhafel was appointed as Chairman of Target in February 2009, was elected as Chief Executive Officer of Target in May 2008, was appointed a director of Target in January 2007, and was elected as President of Target in 1999. In January 2015, after Mr. Steinhafel left Target, Target Canada Co., an indirect wholly owned subsidiary of Target, filed an application for protection under the Companies’ Creditors Arrangement Act with the Ontario Superior Court of Justice in Toronto.

Qualifications

Mr. Steinhafel brings to our Board meaningful leadership experience and retail knowledge that he developed in his more than 30 years with Target, including a deep understanding of the value of strong brand recognition, devotion to innovation, strong supply chain initiatives, and a disciplined approach to business management and investment in future growth. In addition, he contributes decision-making skills and valuable strategic planning expertise, as well as significant and relevant knowledge of public company requirements and issues, including those related to corporate governance and executive compensation matters. Mr. Steinhafel’s significant retail knowledge assists our Board in providing guidance with respect to our residential business, which is affected by consumer confidence and spending levels, changing buying patterns of customers and product placement at mass retailers.

Other Public Company Boards
	Current None	Past 5 Years Target Corporation

Continuing Members of the Board—Current Term Ending at the 2019 Annual Meeting.

Robert C. Buhrmaster Age 69 Director since 1996 Lead Independent Director Committees • Nominating & Governance (Chair) • Compensation & Human Resources	Background

Robert C. Buhrmaster was the Chairman and Chief Executive Officer of Jostens, Inc., Minneapolis, Minnesota (a designer and producer of athletic championship and scholastic products), until his retirement in 2004. Mr. Buhrmaster was appointed Chairman of Jostens in 1998 and was elected as Chief Executive Officer in 1994. He also served as President of Jostens from 1994 to January 2003.

Qualifications

Mr. Buhrmaster has developed and brings to our Board strong business leadership, corporate strategy and operational expertise that he acquired throughout his long career at Jostens. Additionally, as an experienced public company director and former executive of a public company, Mr. Buhrmaster contributes an enhanced knowledge of public company requirements and issues, including corporate governance and executive compensation matters.

Other Public Company Boards
	Current None	Past 5 Years SurModics, Inc.

Richard M. Olson Age 53 Director since January 2016 Committees None	Background

Richard M. Olson became our President and Chief Executive Officer in November 2016. Previously, he served as President and Chief Operating Officer from September 2015 through October 2016. Mr. Olson served as Group Vice President, International Business, Micro Irrigation Business and Distributor Development from June 2014 to September 2015, Vice President, International Business from March 2013 to June 2014, Vice President, Exmark from March 2012 to March 2013, and General Manager, Exmark from September 2010 to March 2012.

Qualifications

In his more than 30 years with our Company, Mr. Olson has developed and brings to our Board rich knowledge of the Company, including, in particular, our global business and operations, manufacturing processes and product development strategies. In addition, the broad experience he has gained through his past leadership of our various businesses and manufacturing operations provides him with a unique perspective regarding our growth initiatives and strategic direction. Also, in his capacity as our President and CEO, he has extensive knowledge of all aspects of our Company, businesses, industry and day-to-day operations and, together with Mr. Hoffman, serves as a unifying element between our Board and Management.

Other Public Company Boards
	Current None	Past 5 Years None

James C. O’Rourke Age 56 Director since 2012 Independent Committees • Audit • Finance	Background

James C. O’Rourke is the President and Chief Executive Officer of The Mosaic Company, Plymouth, Minnesota (a global producer and marketer of combined concentrated phosphate and potash crop nutrients for the global agriculture industry), a position he has held since August 2015. Previously, he served as Mosaic’s Executive Vice President—Operations and Chief Operating Officer from August 2012 to August 2015 and as Executive Vice President— Operations from January 2009, when he joined Mosaic, to August 2012.

Qualifications

Mr. O’Rourke has developed and brings to our Board significant leadership skills, strategic and innovative thinking and strong international business expertise. He also contributes substantial knowledge of worldwide manufacturing, distribution and supply chain strategies and environmental, health and safety matters. In addition, as a public company director and executive, Mr. O’Rourke contributes a solid understanding of financial oversight requirements, risk management and financial condition and strategic policies.

Other Public Company Boards
	Current The Mosaic Company	Past 5 Years None

Christopher A. Twomey Age 68 Director since 1998 Independent Committees • Compensation & Human Resources (Chair) • Nominating & Governance	Background

Christopher A. Twomey was the Chairman of the Board of Arctic Cat Inc., Thief River Falls, Minnesota (a manufacturer of all-terrain vehicles and snowmobiles), from June 2014 until his retirement in August 2015. He served as interim President and Chief Executive Officer of Arctic Cat from June 2014 until December 2014; Chairman of the Board from August 2003 until August 2012; and Chief Executive Officer from 1986 until he first retired in December 2010.

Qualifications

Mr. Twomey brings to our Board meaningful strategic, management and operational experience and knowledge. As a result of Mr. Twomey’s long career in a business and industry dependent on distributor relationships and financing sources, and affected by weather conditions and seasonality considerations, he provides valuable knowledge and insight with respect to similar issues faced by our Company. Additionally, as an experienced public company director and former executive of a public company, Mr. Twomey contributes an enhanced knowledge of public company requirements and issues, including executive compensation and corporate governance matters.

Other Public Company Boards
	Current None	Past 5 Years • Arctic Cat Inc. • MCBC Holdings, Inc.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which describe our corporate governance practices and policies and provide a framework for our Board governance. The topics addressed in our Corporate Governance Guidelines include: director qualifications and responsibilities; Board committees; director access to officers and employees; compensation; independence and related party transactions; CEO evaluation and management succession; and Board annual self-evaluation. Our Corporate Governance Guidelines provide, among other things, that:

•	The Board will have a majority of directors who meet the criteria for independence required by law, the SEC and the NYSE listing standards;

•	Individual directors who significantly change the responsibility they held when they were elected to the Board shall offer their resignation in writing, providing an opportunity for the Board, through the Nominating & Governance Committee, to review the continued appropriateness of Board membership under the circumstances;

•	No director shall sit on boards of directors of more than four publicly held companies without the approval of the Nominating & Governance Committee;

•	No director who is an active, full-time employee of our Company shall serve as a director of more than two other publicly held companies and there shall be no interlocking board memberships without the approval of the Nominating & Governance Committee;

•	While the Board does not believe it should establish age limits, any director who has attained the age of 70 should volunteer not to stand for re-election;

•	While the Board does not believe it should establish term limits, the Chair of the Nominating & Governance Committee, after conferring with the Chairman of the Board, will review with the Committee, and the Committee will make a recommendation to the full Board, regarding each director’s continuation on the Board before the annual meeting at which a director is to be proposed for re-election;

•	Within five years of joining the Board, each non-management director is expected to own a dollar value of Toro common stock equal to at least five times the amount of the director’s annual cash retainer for Board service;

•	At any time that (i) the offices of Chairman of the Board and CEO are held by the same person, or (ii) the Chairman of the Board does not meet the criteria for “independence” as established by law, the rules and regulations of the SEC or the NYSE listing standards, then the Board, upon recommendation of the Nominating & Governance Committee, shall appoint a presiding non-management director, or Lead Director;

•	The Lead Director shall have such duties as are described in the Corporate Governance Guidelines or otherwise determined by the Board;

•	The non-management directors will meet in regularly scheduled executive sessions without Management;

•	The Board will have at all times an Audit Committee, Compensation & Human Resources Committee and a Nominating & Governance Committee, each of which shall have the authority, and discharge the responsibilities, established by the NYSE listing standards;

•	The CEO will annually review with the Board top management succession plans, including development plans for succession candidates, and will periodically review with the Board an emergency leadership preparedness plan applicable in the event the CEO unexpectedly becomes incapacitated or otherwise is unable to serve; and

•	The Board will conduct an annual self-evaluation to determine whether it and its committees are functioning effectively.

Our Corporate Governance Guidelines can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). From time to time the Board, upon recommendation of the Nominating & Governance Committee, reviews and updates our Corporate Governance Guidelines as it deems necessary and appropriate.

Board Leadership Structure

Our Corporate Governance Guidelines provide that (i) our Board has no policy with respect to the separation of the offices of the Chairman and the CEO; (ii) our Board believes that this issue is part of the succession planning process and will be reviewed as the Nominating & Governance Committee deems it appropriate; and (iii) (a) if the offices of Chairman and CEO are held by the same person, or (b) the Chairman does not meet the criteria for “independence” as established by applicable law, the rules and regulations of the SEC or the NYSE listing standards, then the Board, upon recommendation of the Nominating & Governance Committee, shall appoint a Lead Director, who shall have such duties as are described in the Corporate Governance Guidelines or otherwise determined by the Board. The Board believes it is appropriate not to have a policy requiring the separation of the offices of the Chairman and the CEO so that it may make this determination based on what it believes is best under the current circumstances. However, the Board endorses the concept of an independent, non-employee director being in a position of leadership and, thus, our Corporate Governance Guidelines require a Lead Director when the Chairman is not independent. On November 1, 2016, Mr. Olson was elected as CEO and Mr. Hoffman remained as Chairman of our Board and continues to serve as an executive officer of our Company. Mr. Hoffman has been our Chairman since March 2006 and previously was our CEO from March 2005 through October 2016. In addition, Mr. Buhrmaster continues as our Lead Director. With more than 20 years of continuous service on our Board, Mr. Buhrmaster has considerable knowledge of our Company, our business and our industry. Mr. Buhrmaster also has significant public company board experience. In addition to serving as our Lead Director, Mr. Buhrmaster serves as the Chair of our Nominating & Governance Committee.

Our Nominating & Governance Committee and Board have assessed the division of the responsibilities among the Chairman, CEO, and Lead Director and have determined that our current Board structure ensures a strong and independent Board of Directors, provides effective governance, and creates appropriate oversight for the long-term benefit of our shareholders. In addition, the Board believes our current leadership structure benefits our Company at this time because it allows Mr. Olson to focus on the Company’s operations and day-to-day management while Mr. Hoffman focuses on the leadership of the Board, while each of them serves as a unifying element between the leadership and strategic direction provided by our Board and the implementation of our business strategies by Management. In particular, our Nominating & Governance Committee and full Board believe that our current leadership structure is appropriate for several reasons, including: (i) Mr. Hoffman’s extensive executive leadership experience, invaluable insight into our Company’s future strategies, opportunities and challenges, and experience guiding the Board as Chairman; (ii) Mr. Olson’s knowledge of all aspects of our Company, businesses, industry and day-to-day operations; and (iii) Mr. Buhrmaster’s role as an independent and engaged Lead Director which provides oversight and an appropriate balance of risks relating to concentration of authority.

As Chairman, Mr. Hoffman works with the CEO, the Lead Director, the committee chairs, other Board members and Management to develop the agendas for Board meetings and presides over the meetings of the Board. As CEO, Mr. Olson supports our Chairman in developing agendas for Board and committee meetings. As our Lead Director, Mr. Buhrmaster (i) assists the Chairman in establishing the agendas for Board meetings and the schedule of agenda subjects to be discussed during the year, to the degree such subjects can be foreseen; (ii) presides at regularly scheduled executive sessions of the non-employee directors without Management present; (iii) together with the Chair of the Compensation & Human Resources Committee, communicates to each of the Chairman and the CEO the results of his annual performance review and compensation; and (iv) leads the Board’s annual self-evaluation.

Director Independence

The Board, following consideration of all relevant facts and circumstances and upon recommendation of the Nominating & Governance Committee, has affirmatively determined that each director who served as a member of our Board during any part of fiscal 2016 (Robert C. Buhrmaster, Janet K. Cooper, Gary L. Ellis, Jeffrey M. Ettinger, Katherine J. Harless, D. Christian Koch, James C. O’Rourke, Gregg W. Steinhafel and Christopher A. Twomey), other than Michael J. Hoffman, our Chairman of the Board, and Richard M. Olson, our CEO, is independent in that each such person has no material relationship with our Company, our Management, our independent registered public accounting firm, or external auditor, our independent external compensation consultant or our external compensation legal advisers, and otherwise meets the independence requirements as established by applicable law, the rules and regulations of the SEC and the NYSE listing standards. The Board has determined that each of Michael J. Hoffman and Richard M. Olson is not independent due to his status as an executive officer of our Company. The Board based its independence determinations, in part, upon a review by the Nominating & Governance Committee and the Board of certain transactions between us and the employers of certain of our directors, each of which was deemed to be pre-approved under our Corporate Governance Guidelines in that each such transaction was made in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in amounts that are not material to us or such unaffiliated corporation, and in which the director had no direct or indirect personal interest, nor received any personal benefit.

Director Attendance; Executive Sessions

The Board held six meetings during fiscal 2016 and took action by unanimous written consent three times in fiscal 2016. Each incumbent director attended at least 75% of the aggregate total number of meetings held by the Board and all committees on which he or she served. At each regular Board meeting our non-employee directors met in executive session without Management present and such meetings were presided over by our Lead Director.

We expect all of our directors to attend our annual meeting of shareholders and we customarily schedule a regular Board meeting on the same day as our annual meeting. All directors serving at the time of our 2016 Annual Meeting of Shareholders held on March 15, 2016 were in attendance.

Board Committees

The Board has four committees, the Audit Committee, Compensation & Human Resources Committee, Nominating & Governance Committee, and Finance Committee. The current membership of each committee and the number of times each committee met, including by executive session, during fiscal 2016 is noted in the table below. Neither Mr. Hoffman nor Mr. Olson are members of any Board committee but may attend various committee meetings, or portions of such meetings as appropriate, as a member of Management at the invitation of such Board committees.

Director	Audit	Compensation & Human Resources	Nominating & Governance	Finance
Robert C. Buhrmaster		✓	Chair
Janet K. Cooper	Chair			✓
Gary L. Ellis	✓			Chair
Jeffrey M. Ettinger		✓	✓
Katherine J. Harless	✓	✓
D. Christian Koch	✓			✓
James C. O’Rourke	✓			✓
Gregg W. Steinhafel		✓	✓
Christopher A. Twomey		Chair	✓
Fiscal 2016 Meetings
Number of Meetings	11	4	2	3
Executive Sessions	6 – with Committee 4 – with Management 1 – with internal auditor 5 – with external auditor	4	2	3

Each of the members of the Audit Committee, Compensation & Human Resources Committee and Nominating & Governance Committee meets the independence and other requirements established by applicable law, the rules and regulations of the SEC, the NYSE listing standards and the Internal Revenue Code of 1986, as amended, or Code, as applicable. The Board has determined that all members of the Audit Committee are financially literate and that each of Janet K. Cooper and Gary L. Ellis meets the definition of “audit committee financial expert.” Other members of the Audit Committee who currently are serving or have served as chief executive officers or chief financial officers of other public companies also may be considered financial experts, but the Board has not so designated them.

Each committee has a charter that is posted on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). The charter of each committee describes the principal functions of the committee. On an annual basis the Audit Committee, Nominating & Governance Committee and Compensation & Human Resources Committee review the adequacy of their charter and their performance. The Finance Committee periodically reviews its charter and performance, with such review historically conducted on an annual basis. The principal functions of each committee are summarized in the table below.

Committee	Principal Committee Functions
Audit

•  Oversees the accounting and financial reporting processes, audits of consolidated financial statements and internal control over financial reporting

•  Selects and compensates the external auditor

•  Reviews external auditor and lead partner qualifications, independence and performance

•  Reviews and approves all financial statement examination scope and budgets

•  Reviews and approves all types of audit and permitted non-audit services to be performed by external auditor

•  Establishes pre-approval policies and procedures for retention of external auditor for additional non-audit services

•  Reviews with Management and external auditor Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and earnings releases

•  Reviews internal audit’s annual audit plans, performance, audit recommendations and applicable responses from Management

•  Approves Audit Committee Report

•  Reviews general policies and procedures with respect to accounting and financial matters, internal controls and disclosure controls and procedures

•  Reviews Code of Conduct and our Code of Ethics for CEO and Senior Financial Officers

•  Reviews policies and procedures for the receipt, retention and treatment of complaints from employees on accounting, internal accounting controls or auditing matters

•  Provides oversight for Enterprise Risk Management, or ERM, process by reviewing policies with respect to risk assessment and risk management, including major financial risk exposures and mitigation efforts

•  Reviews with Management and external auditor any correspondence with regulators or governmental agencies

•  Oversees compliance with legal and regulatory requirements

•  Receives analyses regarding relevant significant accounting pronouncements

•  Meets privately in separate executive sessions with Management, internal auditors and external auditor

Compensation & Human Resources

•  Approves the compensation levels, salaries, incentive opportunities and other compensation arrangements for the Chairman, CEO and executive officers

•  Evaluates the CEO’s performance

•  Presents CEO compensation determinations to the Board for ratification

•  Approves performance goals for performance based awards

•  Reviews compensation policies and practices as they affect all employees and relate to risk management practices and risk-taking incentives

•  Reviews and monitors compensation policies, executive compensation plans, benefit plans, incentive compensation plans and equity compensation plans

•  Monitors employee organizational and corporate culture plans and strategies

•  Monitors CEO, executive officer, and director compliance with applicable stock ownership guidelines

•  Reviews with Management the Compensation Discussion and Analysis, the Committee report on executive compensation, and any compensation-related proposals, including say-on-pay and frequency of say-on-pay proposals

•  Reviews non-employee director compensation components and amounts

•  Retains any external compensation consultant, independent legal counsel or other advisers

•  Reviews factors relevant to any adviser’s independence from Management

•  Determines whether any conflicts of interest exist with respect to any advisers that have a role in determining or recommending the amount or form of executive officer or Board compensation

Nominating & Governance

•  Reviews and recommends to the Board the number of directors to constitute the full Board

•  Retains any external search firm to be used to assist in identifying director candidates

•  Identifies individuals qualified to become Board members

•  Recommends to the Board director nominees for election at the annual meeting

•  Reviews and recommends to the Board any proposed amendments or changes to Restated Certificate of Incorporation or Amended and Restated Bylaws

•  Reviews Corporate Governance Guidelines and recommends to the Board any changes

•  Oversees the annual evaluation of the Board

•  Recommends Board committee composition

•  Monitors corporate governance trends

Committee	Principal Committee Functions
Finance

•  Reviews capital structure and related financial policies and long-range objectives

•  Reviews tax strategies and restructuring projects

•  Reviews financing requirements and recommends to the Board specific financing arrangements

•  Reviews and recommends to the Board cash dividend policy, annual cash dividend level and any other special dividends

•  Reviews and recommends to the Board the authorization for the repurchase of equity or long-term debt

•  Reviews use of derivative, hedging and similar instruments to manage financial, currency and interest rate exposure

•  Monitors investor relations program

•  Evaluates proposed merger, acquisition, divestiture, joint venture and other business combination transactions expected to have significant financial implications and recommends to the Board such transactions

•  Reviews proposed annual capital budget and certain material capital expenditures

•  Evaluates the post-acquisition financial integration and return on investment for certain transactions

•  Reviews D&O and liability insurance coverage

•  Reviews areas of responsibility delegated to our Management Investment Committee, financial performance of benefit plan assets, and the performance of the Management Investment Committee

Board’s Role in Risk Oversight

Management is primarily responsible for the identification, assessment and management of the key risks faced by our Company. We engage in an ERM process, which is coordinated primarily through our internal audit function, and involves:

•	the identification by senior leaders of our business functions and divisions of the particular risks relevant to their respective areas;

•	the assessment of the materiality of those risks, based on expected probability of occurrence and severity of impact;

•	to the extent prudent and feasible, development of strategies and plans to mitigate, monitor and control such risks; and

•	scheduled reports by the respective senior leaders on such items to the Audit Committee throughout the year.

The Board’s oversight of these risks primarily occurs in connection with the exercise of its responsibility to oversee our business, including through the review of our long-term strategic plans, annual operating plans, financial results, merger and acquisition related activities, material legal proceedings, and management succession plans. In addition, the Board uses its committees to assist with risk oversight within their respective areas of responsibility and expertise as follows:

•	The Audit Committee assists through its oversight of the quality and integrity of our financial reports; compliance with applicable legal and regulatory requirements; qualifications, performance and independence of our external auditor; performance of our internal audit function; accounting and reporting processes; and our general policies and procedures regarding accounting and financial matters and internal controls. The Audit Committee is also responsible for providing oversight of our ERM process by discussing our policies with respect to risk assessment and risk management, including our major financial and business risk exposures and the steps Management has taken to monitor and control such exposures.

•	The Compensation & Human Resources Committee assists through its oversight of our compensation programs and policies, including executive compensation, and employee organizational and corporate culture plans and strategies. A discussion of the Compensation & Human Resources Committee’s assessment of compensation policies and practices as they relate to our Company’s risk management is found under “Assessment of Risk Related to Compensation Programs” on page 49.

•

The Finance Committee assists through its oversight of our capital structure and related policies, long-range objectives, tax strategies and restructuring projects, financing requirements and arrangements, equity and debt issuances and repurchases, use of derivative, hedging and similar instruments, annual capital budget and capital expenditures, D&O and liability insurance coverage, and the delegated responsibilities of our Management Investment Committee relating to our ERISA-regulated employee benefit plans; and through its evaluation of, among other things, the financial impact of proposed business combination transactions expected to have significant financial implications and related recommendations to the Board and review of post-acquisition financial integration and return on investment.

•	The Nominating & Governance Committee assists through its oversight of our overall corporate governance structure and policies, including director nominations, director independence and qualifications, Board leadership structure and Board committee structure.

The Chair of each Board committee provides a summary of the matters discussed in their committee meeting to the full Board. Additional information regarding the responsibilities of each of these committees can be found under “Board Committees” beginning on page 18.

The Board believes that its oversight of risk is enhanced by the current leadership structure, as previously discussed, because our Chairman, who chairs our Board meetings and works closely with our CEO to establish agendas for Board meetings, and our CEO, who manages our Company’s day-to-day operations and assists the Chairman with establishing agendas for Board meetings, each have an in-depth knowledge and understanding of our Company and are well positioned to bring key business issues and risks to the attention of the full Board.

Executive Compensation Process

At the beginning of each fiscal year, the Compensation & Human Resources Committee reviews and approves compensation for each of our executive officers which generally includes:

•	changes, if any, to base salary; and

•	incentive awards, including:

–	annual cash incentive awards for the current fiscal year, including (i) participation targets expressed as a percentage of base salary, target payout amounts, and maximum cash payout amounts and (ii) performance measures, weightings, goals and adjustment events; and

–	long-term incentive awards, including (i) stock option awards and (ii) three-year performance share awards, including (a) target share payout amounts and maximum share payout amounts and (b) performance measures, weightings, goals and adjustment events.

In connection with this review and approval, the Committee receives information regarding:

•	market base salary, total cash compensation and total direct compensation data and analysis prepared by its independent external compensation consultant;

•	total cash compensation to be paid for the fiscal year if annual cash incentive awards are achieved and paid at target;

•	prior fiscal year target equity values; and

•	total direct compensation for the fiscal year, assuming equity awards at target.

Additionally, the Committee obtains executive compensation recommendations from our Chairman, CEO, Vice President, Human Resources and Managing Director, HR and Total Rewards that reflect individual performance; corporate, division and/or plant performance, as applicable; tenure in the position; comparison to market; level of professional experience; duties and responsibilities; internal pay comparisons; and outside market factors, including general economic conditions. None of the Chairman, CEO nor the Vice President, Human Resources provide input or recommendations with respect to his or her own compensation. The Chair of the Committee is also responsible for coordinating a performance evaluation for the CEO based on feedback from all non-employee directors in connection with the ratification of the CEO’s compensation by the Board. Information on the compensation of our named executive officers is found under “Executive Compensation” beginning on page 33. Also, at the beginning of each fiscal year, the Committee certifies the achievement of performance goals previously established by the Committee at the beginning of the prior fiscal year for annual cash incentive awards and performance goals previously established by the Committee at the beginning of the performance period for performance share awards and approves resulting payouts, if any.

The Compensation & Human Resources Committee retained Willis Towers Watson to assist in the design and review of our executive compensation program during fiscal 2016. Additional information regarding the role of Willis Towers Watson during fiscal 2016 is found under “Compensation Discussion and Analysis—Role of the Independent External Compensation Consultant” beginning on page 36. From time to time, the Committee also has engaged Willis Towers Watson to perform other compensation consulting services, which in fiscal 2016 included a review of non-employee director compensation and a review of chief executive officer and executive chairman of the board compensation in connection with the transitions of Mr. Hoffman to executive Chairman of the Board and Mr. Olson to Chief Executive Officer beginning in fiscal 2017. Additional information regarding these transitions is found under “Compensation Discussion and Analysis—Compensation Decisions Relating to Fiscal 2017 CEO Transition” on page 39. For the services performed for our Company in fiscal 2016, the Committee assessed the independence of Willis Towers Watson pursuant to SEC and NYSE rules and concluded that the work of Willis Towers Watson did not raise any conflicts of interest. Representatives from Willis Towers Watson attended meetings of the Committee to act as a resource to the Committee in carrying out its responsibilities. The Committee, through its Chair, can request an independent meeting with representatives from our independent external compensation consultant at any time. The Committee also has the authority to obtain advice and assistance from external legal, accounting or other advisers.

Director Nomination Process

In identifying new nominees for election to the Board when vacancies occur, the Nominating & Governance Committee first may solicit recommendations for nominees from persons whom the Committee believes are likely to be familiar with candidates having the skills and characteristics required for Board nominees. Such persons may include members of the Board and our Senior Management. In addition, the Committee may engage a search firm to assist it in identifying and evaluating qualified nominees. The Committee has sole authority to retain and terminate any search firm to be used to identify director candidates and has sole authority to approve the search firm’s fees and other retention terms.

When reviewing the requisite skills and characteristics of potential new director nominees, the Nominating & Governance Committee, pursuant to our Corporate Governance Guidelines, will consider a variety of criteria, including an individual’s independence, diversity, age, skills and experience, each in the context of the needs of the Board as a whole. Although the Committee does not have a formal policy regarding consideration of diversity in identifying director nominees, the Committee will evaluate a nominee based on his or her diversity of background, skills, experiences, viewpoints, and geographical representation, as well as more traditional diversity factors. As a result, the composition of the current Board reflects diversity in age, gender, background, skills, and business and professional experiences.

The Nominating & Governance Committee may solicit the views of Senior Management, Board members and any other individuals it believes may have insight into a candidate. The Committee may designate one or more of its members and/or other Board members to interview any proposed candidate. The Committee then will recommend a director nominee to the Board based on its evaluation of such criteria.

In April 2016, the Board of Directors determined to increase the size of the Board to provide for the addition of a new member of the Board. The Nominating & Governance Committee began the process of identifying new nominees for election to the Board by soliciting recommendations from members of the Board and members of our Senior Management. During that process, various candidates, including Mr. Koch, were screened and interviewed and, ultimately, Mr. Koch was identified as a potential candidate by Board members and interviewed by the Chairman of the Board, the Chair of the Nominating & Governance Committee and certain other members of the Board and Senior Management. The Nominating & Governance Committee recommended to the full Board that the Board be increased from ten to eleven directors and that Mr. Koch be elected to fill the vacancy created by such increase. Mr. Koch was elected effective April 21, 2016, and is included in the group of nominees for election by our shareholders at the 2017 Annual Meeting of Shareholders for a term expiring at the 2020 Annual Meeting of Shareholders. See Proposal One—Election of Directors on page 9.

The Nominating & Governance Committee will consider director candidates recommended to it by our shareholders. Those candidates must be qualified and exhibit the experience and expertise required of the Board’s own pool of candidates, as well as have an interest in our business, and the demonstrated ability to attend and prepare for Board, committee and shareholder meetings. Any candidate must state in advance his or her willingness and interest in serving on the Board. Candidates should represent the interests of all shareholders and not those of a special interest group. The Committee will evaluate candidates recommended by shareholders using the same criteria it uses to evaluate candidates recommended by others as described above. A shareholder that desires to nominate a person for election to the Board at a meeting of shareholders must follow the specified advance notice requirements contained in, and provide the specific information required by, our Amended and Restated Bylaws, as described under “Shareholder Proposals and Director Nominations for the 2018 Annual Meeting” beginning on page 65.

Director Compensation

Overview.    Our non-employee director compensation program generally is designed to attract and retain experienced and knowledgeable directors and to provide equity-based compensation to align the interests of our directors with those of our shareholders. In fiscal 2016, our non-employee director compensation was comprised of equity compensation, in the form of automatic annual stock and stock option awards, and cash compensation, in the form of annual retainers. Each of these components is described in more detail below. This compensation program structure, together with the feature of The Toro Company Amended and Restated 2010 Equity and Incentive Plan, as amended and restated, or the Amended and Restated 2010 Plan, that enables our directors to elect to receive a portion or all of their cash compensation in the form of our common stock, causes a substantial portion of our non-employee director compensation to be linked to our common stock performance. Mr. Hoffman and Mr. Olson, as employee directors, do not receive any additional compensation for their service as directors.

Processes for Consideration and Determination of Director Compensation.    The Board has delegated to the Compensation & Human Resources Committee the responsibility, among other things, to review and recommend to the Board any proposed changes in non-employee director compensation. In connection with such review, the Compensation & Human Resources Committee is assisted in performing its duties by our Human Resources Department and also engages an independent external compensation consultant to provide analysis regarding non-employee director compensation.

During fiscal 2016, the Compensation & Human Resources Committee engaged Willis Towers Watson to review our non-employee director compensation. Willis Towers Watson’s review consisted of, among other things, analysis of board compensation trends and a competitive assessment based on a selected group of manufacturing companies operating in the United States that are similarly situated to us from a revenue and market capitalization perspective. The Compensation & Human Resources Committee considered this data in determining whether to recommend any changes to our non-employee director compensation program and the approved non-employee director compensation program for fiscal 2016 is presented in the table below. Overall, the review by Willis Towers Watson showed that our non-employee director compensation program for fiscal 2016 was aligned with market trends from a design perspective and at or below the peer group midpoint from a compensation level standpoint.

Elements of Our Non-Employee Director Compensation Program.    The following table sets forth our fiscal 2016 and fiscal 2017 non-employee director compensation programs.

Non-Employee Director Compensation	Fiscal 2016	Fiscal 2017
Annual Stock Award Value	$ 55,000	$ 60,000
Annual Stock Option Award Value	$ 55,000	$ 55,000
Annual Board and Committee Member Retainers
Board	$ 75,000	$ 80,000
Audit Committee Member	$ 10,000	$ 10,000
Compensation & Human Resources Committee Member	$ 6,000	$ 6,000
Nominating & Governance Committee Member	$ 4,000	$ 4,000
Finance Committee Member	$ 5,000	$ 5,000
Annual Lead Director and Committee Chair Additional Retainers
Lead Director	$ 25,000	$ 25,000
Audit Committee Chair	$ 15,000	$ 15,000
Compensation & Human Resources Committee Chair	$ 10,000	$ 10,000
Nominating & Governance Committee Chair	$ 5,000	$ 5,000
Finance Committee Chair	$ 5,000	$ 5,000

The following summarizes the key characteristics of the elements of our non-employee director compensation program:

Element	Key Characteristics
Annual Retainers	Each Board and committee member, committee chair and the Lead Director receive annual retainers as described in the foregoing table for their respective service on our Board.
Stock Awards	On the first business day of our fiscal year (usually November 1), shares of our common stock are automatically granted under the Amended and Restated 2010 Plan. The stock award is determined by dividing the stock award value by the average of the closing prices of our common stock, as reported on the NYSE, during the three months prior to the grant. The shares are fully vested at the time of grant.
Stock Option Awards	On the first business day of our fiscal year, a stock option to purchase shares of our common stock is automatically granted. The stock option award is determined by dividing the stock option award value by the grant date fair value of a stock option to purchase one share of our common stock. See below for additional information regarding vesting of stock option grants.
Common Stock In Lieu of Annual Retainers	Our non-employee directors may elect to convert a portion or all of their calendar year annual retainers otherwise payable in cash into shares of our common stock. Annual retainers earned after the date a director makes a stock-in-lieu of cash election for a calendar year are issued in shares of common stock in December of that year, the number of which is determined by dividing the dollar amount of the annual retainers earned in the calendar year and elected to be converted into shares of our common stock by the closing price of our common stock, as reported on the NYSE, on the date that the shares are issued.
Deferred Compensation Plan	Non-employee directors may elect to defer receipt of all or a part of his or her stock award and/or cash compensation on a calendar year basis under the Deferred Plan for Directors. Because the value of a director’s deferred compensation account fluctuates, as applicable, based on the market value of our common stock or based on a rate of return on funds that are comparable to funds available in our IS&ESOP, earnings on deferred compensation are not preferential. Dividends paid on our common stock are credited to a director’s account as additional common stock units. A director is fully vested in his or her deferred compensation accounts. Distributions under the Deferred Plan for Directors are payable in accordance with the director participant’s prior distribution elections upon the earliest of retirement, prior to retirement if a valid election has been made or in an unforeseeable financial emergency.
Company Products	Each of our non-employee directors is entitled to receive certain Company products and related parts, service and accessories for his or her personal use, at no cost; provided, however, that directors are responsible for payment of applicable taxes attributable to the value of such items. The value of products, parts and accessories is deemed to be our distributor net price or its equivalent, which is also the price at which such items are generally available to our employees for purchase.
Charitable Giving	We offer a matching gift program for our non-employee directors, which provides that a gift or gifts by a director and/or his or her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $1,000 per director per year.
Indemnification and D&O Insurance	Each non-employee director is a party to an indemnification agreement with us pursuant to which we have agreed to provide indemnification and advancement of expenses to the fullest extent permitted by Delaware law and our Restated Certificate of Incorporation and continued coverage under our D&O insurance.

Stock Option Vesting.    Except as described below, stock options granted to our non-employee directors vest in three equal installments on each of the first, second and third year anniversaries of the date of grant and remain exercisable for a term of ten years after the date of grant.

If a director becomes disabled or dies, all outstanding unvested stock options will vest in full on the date the director’s service ceases by reason of such disability or death and all outstanding stock options may be exercised up to the earlier of the date the stock options expire or one year after the date the director’s service ceased by reason of such disability or death.

If a director has served as a member of the Board for ten full fiscal years or longer and terminates his or her service on the Board, other than due to death or disability, his or her outstanding unvested stock options will continue to vest in accordance with their terms and the director may exercise the vested portions of the stock options for up to four years after the director’s date of termination, but not later than the date the stock options expire. If a director has served as a member of the Board for less than ten full fiscal years and terminates his or her service on the Board, other than due to death or disability, his or her outstanding unvested stock options will expire and be canceled and the director may exercise any vested portions of the stock options for up to three months after the director’s date of termination, but not later than the date the stock options expire. The following directors have served as a member of the Board for ten full fiscal years or longer: Robert C. Buhrmaster, Janet K. Cooper, Gary L. Ellis, Katherine J. Harless, Gregg W. Steinhafel and Christopher A. Twomey.

If there is a change in control of our Company, stock options granted under the Amended and Restated 2010 Plan will vest immediately and remain exercisable for the remaining term and stock options granted under The Toro Company 2000 Directors Stock Plan, as amended, or 2000 Directors Stock Plan, will remain exercisable for three years or their respective expiration date, if earlier. The general definition of a change in control under the Amended and Restated 2010 Plan and the 2000 Directors Stock Plan is described under “Potential Payments Upon Termination or Change in Control—Change in Control” beginning on page 60.

Director Compensation for Fiscal 2016.    The following table provides summary information concerning the compensation of each individual non-employee director who served during fiscal 2016. Each of Michael J. Hoffman, who served as Chairman and CEO in fiscal 2016, and Richard M. Olson, who served as President and COO in fiscal 2016, is not compensated separately for his service as a director and his compensation is discussed in the “Executive Compensation” section beginning on page 33. Share and per share data set forth in the table and footnotes below have been adjusted to reflect our two-for-one stock split that was effective September 16, 2016.

Name	Fees Earned or Paid in Cash $(1)	Stock Awards $(2)	Option Awards $(3)(4)	All Other Compensation $(5)	Total $
Robert C. Buhrmaster	$114,500	$ 58,012	$ 54,985	—	$227,497
Janet K. Cooper	$105,000	$ 58,012	$ 54,985	$ 1,000	$218,997
Gary L. Ellis(6)	$ 95,000	$ 58,012	$ 54,985	—	$207,997
Jeffrey M. Ettinger(7)	$ 88,000	$ 58,012	$ 54,985	—	$200,997
Katherine J. Harless(8)	$ 93,000	$ 58,012	$ 54,985	$ 1,025	$207,022
D. Christian Koch(9)	$ 47,219	—	—	$ 1,266	$ 48,485
James C. O’Rourke	$ 90,000	$ 58,012	$ 54,985	—	$202,997
Gregg W. Steinhafel	$ 85,000	$ 58,012	$ 54,985	$ 2,173	$200,170
Christopher A. Twomey	$ 95,000	$ 58,012	$ 54,985	$ 395	$208,392

(1)	Unless a director otherwise elected to convert a portion or all of his or her annual retainers into shares of our common stock under our Amended and Restated 2010 Plan, annual retainers were paid in cash in four quarterly installments at the beginning of each fiscal quarter.

(2)	On November 2, 2015, 1,540 shares of our common stock were granted to each non-employee director with the calculation based on the average of the closing prices of our common stock, as reported on the NYSE, during the three months prior to the grant, which was $35.677. However, the amount reported in the table represents the grant date fair value, computed in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (ASC) Topic 718. The closing price on the grant date of $37.67 was used in calculating the grant date fair value. The automatic grant of stock awards on November 2, 2015, were the only stock awards granted to directors during fiscal 2016. As of October 31, 2016, no directors held any restricted stock or other unvested stock awards.

(3)

On November 2, 2015, a stock option to purchase 5,038 shares of our common stock was granted to each non-employee director. The amount reported in the table represents the grant date fair value computed in accordance with FASB ASC Topic 718. The grant date fair value is based on a Black-Scholes model valuation of $10.914 per share. The following assumptions were used in the Black-Scholes calculation: a risk-free interest rate of 1.66%; expected life of 6.2 years; expected volatility of 31.73%; and an expected dividend yield of 1.30%. The exercise price per share is equal to 100% of the fair market value of one share of our common stock on the date of grant, as determined by the closing price for our common stock, as reported on the NYSE, which was $37.67 on November 2, 2015. The actual value of the stock option awards, if any, to be realized by a director depends upon whether the price of our common stock at exercise is greater than the exercise price of the stock options. The automatic grant of stock option awards on November 2, 2015 were the only stock options granted to directors during fiscal 2016.

(4)	As of October 31, 2016, the aggregate number of stock options (exercisable and unexercisable) held by each director was as follows: Mr. Buhrmaster—80,416; Ms. Cooper—69,924; Mr. Ellis—80,416; Mr. Ettinger—41,468; Ms. Harless—69,924; Mr. Koch—0; Mr. O’Rourke—22,176; Mr. Steinhafel—22,176; and Mr. Twomey—69,924. These numbers are different from the numbers set forth in the “Stock Options” column in footnote (2) to the “Directors and Executive Officers” stock ownership table beginning on page 6 which (i) sets forth information as of January 31, 2017 and (ii) does not include options that will become exercisable more than 60 days after January 31, 2017.

(5)	We generally do not provide perquisites and other personal benefits to our non-employee directors other than Company products for personal use. The amount reported for each of Ms. Harless and Messrs. Koch, Steinhafel and Twomey represents the value of products, parts, service or accessories, as described under “Company Products” on page 24. The amount reported for Ms. Cooper represents a charitable donation under our director matching gift program, as described under “Charitable Giving” on page 24.

(6)	Mr. Ellis elected to defer receipt of his calendar 2015 retainers earned for fiscal 2016 under the Deferred Plan for Directors. Accordingly, Mr. Ellis’ retainers that would have been paid in November 2015 for the first quarter of fiscal 2016 were deferred.

(7)	Mr. Ettinger elected to convert his calendar 2015 and calendar 2016 retainers into shares of our common stock under the Amended and Restated 2010 Plan. On December 15, 2016, based on that day’s closing stock price of $55.32, as reported on the NYSE, Mr. Ettinger received 1,586 shares of our common stock in lieu of $87,738 cash that would have been paid in calendar 2016. The amount shown in the “Fees Earned or Paid in Cash” column represents the amount he earned for fiscal 2016.

(8)	Ms. Harless elected to defer receipt of her calendar 2015 and calendar 2016 retainers earned in fiscal 2016 under the Deferred Plan for Directors.

(9)	Mr. Koch was elected to the Board on April 21, 2016. Accordingly, the fees shown for Mr. Koch are for the period from April 21, 2016 through October 31, 2016. As he was not serving on the Board on November 1, 2015, the date of the fiscal 2016 automatic annual stock award and annual stock option grants, he did not receive such awards in fiscal 2016.

Related Person Transactions and Policies and Procedures Regarding Related Person Transactions

On November 14, 2014, we acquired substantially all of the assets (excluding accounts receivable) of the BOSS® professional snow and ice management business of privately held Northern Star Industries, Inc. The purchase price of $229.5 million included a cash payment and issuance of an unsecured promissory note in the aggregate principal amount of $30 million. Under the terms of the note, interest will accrue at the rate of 4.0% per year and principal payments of $10 million each, together with accrued interest, will be payable on the first, second, and third year anniversaries of the closing date of the acquisition, subject to certain conditions. Effective as of the closing of the acquisition on November 14, 2014 and through May 31, 2016, we employed David J. Brule II, who is a minority shareholder of Northern Star Industries, Inc., as an executive officer of our Company.

Our Corporate Governance Guidelines set forth in writing our policies and procedures regarding the review, approval and ratification of related person transactions. All reportable related person transactions must be reviewed, approved or ratified by the Nominating & Governance Committee. In determining whether to approve or ratify such transactions, the Committee will take into account, among other factors and information it deems appropriate:

•	the related person’s relationship to our Company and interest in the transaction;

•	the material facts of the transaction;

•	the benefits to our Company of the transaction; and

•	an assessment of whether the transaction is (to the extent applicable) in the ordinary course of business, at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, and whether the related person had any direct or indirect personal interest in, or received any personal benefit from, such transaction.

Transactions in the ordinary course of business, between us and an unaffiliated corporation of which one of our non-employee directors serves as an officer, that are at arm’s length, at prices and on terms customarily available to unrelated third party vendors or customers generally, in which the non-employee director had no direct or indirect personal interest, nor received any personal benefit, and in amounts that are not material to our business or the business of such unaffiliated corporation, are deemed conclusively pre-approved. In addition, the full Board reviewed and approved the acquisition of the BOSS business described previously.

Board of Directors Business Ethics Policy Statement

It is our policy to maintain the highest level of moral, ethical and legal standards in the conduct of our business. Pursuant to our Corporate Governance Guidelines, the Board has adopted, and each director annually signs, a Business Ethics Policy Statement. The policy can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link).

Code of Conduct and Code of Ethics for our CEO and Senior Financial Officers

All of our directors and employees are required to comply with our Code of Conduct to help ensure that our business is conducted in accordance with the highest level of moral, ethical and legal standards. We also have a Code of Ethics for our CEO and Senior Financial Officers applicable to our CEO (our principal executive officer), our Vice President, Treasurer and Chief Financial Officer (our principal financial officer), our Vice President, Corporate Controller (our principal accounting officer and controller), and to all business unit controllers and senior accounting personnel identified by our Vice President, Corporate Controller who are also bound by the provisions set forth in the Code of Conduct relating to ethical conduct, conflicts of interest and compliance with the law. Our Code of Conduct and Code of Ethics for our CEO and Senior Financial Officers can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). If necessary, we intend to satisfy the disclosure requirements of Item 5.05 of the Current Report on Form 8-K regarding amendments to or waivers from any provision of our Code of Ethics for our CEO and Senior Financial Officers by posting such information on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link).

Communications with Directors; Complaint Procedures

Shareholders and other interested parties may communicate directly with our Board of Directors, our Board committees, our non-employee directors as a group, our Lead Director, or any other specified individual director in writing by (i) sending a letter addressed to The Toro Company Board of Directors, c/o Vice President, Secretary and General Counsel, 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, or (ii) sending an email to boardofdirectors@toro.com. Substantive communications, such as corporate governance matters or potential issues relating to accounting, internal controls or other auditing matters, are forwarded by our Vice President, Secretary and General Counsel to the relevant director(s) as appropriate. Communications not requiring the substantive attention of our Board, such as employment inquiries, sales solicitations, donation requests, questions about our products, and other such matters, are handled directly by our Management.

We maintain procedures to receive, retain and treat complaints regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. A 24-hour, toll-free confidential ethics hotline and a confidential web-based reporting tool are available for the submission of concerns regarding these and other matters by any employee. Concerns and questions received through these methods relating to accounting, internal accounting controls or auditing matters are promptly brought to the attention of the Chair of the Audit Committee and are handled in accordance with procedures established by the Audit Committee. Complete information regarding our complaint procedures is contained within our Code of Conduct, which may be accessed on our website as noted above.

PROPOSAL TWO—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Selection of Independent Registered Public Accounting Firm

The Audit Committee selects our independent registered public accounting firm, or external auditor. In this regard, the Audit Committee evaluates the qualifications, performance and independence of our external auditor and determines whether to re-engage the current external auditor. As part of its evaluation, the Audit Committee considers, among other factors, the quality and efficiency of the services provided by the external auditor, including the performance, technical expertise, and industry knowledge of the lead audit partner and the audit team assigned to our account; the overall strength and reputation of the external audit firm; the external auditor’s global capabilities relative to our business; the external auditor’s knowledge of our operations; and the external auditor’s fees. Upon consideration of these and other factors, the Audit Committee has selected KPMG LLP, or KPMG, to serve as our external auditor for fiscal 2017. Although it is not required to do so, the Board, as it traditionally has done in the past, is asking our shareholders to ratify the Audit Committee’s selection of KPMG. If our shareholders do not ratify the selection of KPMG, the Audit Committee may reconsider its selection. Even if the selection is ratified by our shareholders, the Audit Committee in its discretion may change the appointment at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

Representatives of KPMG will be present at the annual meeting to answer appropriate questions. They also will have the opportunity to make a statement if they wish to do so.

Audit, Audit-Related, Tax and Other Fees

The following table sets forth the aggregate fees billed to us for professional services rendered by KPMG for fiscal 2016 and fiscal 2015 by category, as described in the footnotes to the table.

	Fiscal 2016	Fiscal 2015
Audit Fees(1)	$1,213,420	$1,170,764
Audit-Related Fees(2)	$51,500	$54,265
Tax Fees(3)	$499,452	$300,526
All Other Fees	$0	$0

(1)	Consist of aggregate fees billed, or expected to be billed, for fiscal 2016 and fiscal 2015, respectively, for professional services rendered by KPMG in connection with the audit of our consolidated financial statements included in our Annual Report on Form 10-K, review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q, statutory audits of certain of our international subsidiaries and the audit of internal control over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

(2)	Consist of aggregate fees billed for KPMG’s services related to audits of employee benefit plans, issuance of a consent for a Form S-8 registration statement filed with the SEC on December 22, 2016, issuance of a consent for a Form S-8 registration statement filed with the SEC on May 20, 2015, and various other attestation procedures.

(3)	Consist of aggregate fees billed for professional services rendered by KPMG for permissible domestic and international tax consulting, planning and compliance services.

Pre-Approval Policies and Procedures

The Audit Committee Charter requires that the Audit Committee review and approve in advance the retention of our external auditor for all types of audit and non-audit services to be performed for us by our external auditor and approve the fees for such services, other than de minimus non-audit services allowed by relevant rules and regulations. All of the services provided to us by KPMG for which we paid Audit Fees, Audit-Related Fees and Tax Fees, as shown in the table above, were pre-approved by the Audit Committee in accordance with this pre-approval policy and procedures.

The Board of Directors Recommends a Vote FOR Ratification of the Selection of KPMG LLP as Our Independent Registered Public Accounting Firm for Fiscal 2017	☑

Audit Committee Report

This report is furnished by the Audit Committee with respect to our financial statements for fiscal 2016.

Ultimate responsibility for good corporate governance rests with our Board, whose primary roles and responsibilities involve oversight, counseling and providing direction to our Management in the best long-term interests of Toro and our shareholders. As set forth in its charter, the Audit Committee assists our Board by, among other things, providing oversight of our accounting and financial reporting processes, the audits of our annual financial statements and internal control over financial reporting. A copy of our Audit Committee Charter, which further describes the role and responsibilities of the Audit Committee, is available online at www.thetorocompany.com (click on “Investor Information” and “Corporate Governance”).

Management is primarily responsible for the establishment and maintenance of our accounting and financial reporting processes, including our internal controls, and for the preparation and presentation of complete and accurate financial statements. Our independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of our financial statements and internal controls over financial reporting in accordance with the standards of the Public Company Accounting Oversight Board (U.S.), or PCAOB, expressing an opinion as to the conformity of the financial statements with generally accepted accounting principles, and expressing an opinion on the effectiveness of our internal control over financial reporting.

In performing its oversight role, the Audit Committee has (i) reviewed and discussed with Management our audited financial statements for fiscal 2016, (ii) discussed with representatives of KPMG the matters required to be discussed by PCAOB Auditing Standard 1301 (Communications with Audit Committees), (iii) received the written disclosures and the letters from KPMG required by applicable requirements of the PCAOB regarding KPMG’s communications with the Audit Committee concerning KPMG’s independence, and (iv) discussed with representatives of KPMG its independence and concluded that it is independent from Toro and its Management.

Based on the review and discussions referred to in the foregoing paragraph and subject to the limitations on its responsibilities set forth in its charter, the Audit Committee recommended to our Board that our audited financial statements for fiscal 2016 be included in our Annual Report on Form 10-K for the fiscal year ended October 31, 2016, for filing with the SEC.

Audit Committee:

Janet K. Cooper (Chair)

Gary L. Ellis

Katherine J. Harless

D. Christian Koch

James C. O’Rourke

PROPOSAL THREE—ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

The Board is providing our shareholders with an advisory vote on our executive compensation pursuant to the Dodd-Frank Wall Street Consumer Protection Act, or the Dodd-Frank Act, and Section 14A of the Exchange Act. This advisory vote, commonly known as a say-on-pay vote, is a non-binding vote on the compensation paid to our named executive officers as set forth in the “Executive Compensation” section of this proxy statement beginning on page 33, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes. At the 2016 Annual Meeting of Shareholders held on March 15, 2016, 98% of the votes cast by our shareholders were in favor of our say-on-pay vote. The Compensation & Human Resources Committee believes that such results affirmed shareholder support of our approach to executive compensation.

Our executive compensation program is generally designed to attract, retain, motivate and reward highly qualified and talented executive officers, including our named executive officers, that will enable us to perform better than our competitors and drive long-term shareholder value. The underlying core principles of our executive compensation program include (i) aligning the interests of our executives with those of our shareholders and linking pay to performance by providing compensation opportunities that are tied directly to the achievement of financial performance goals and long-term stock price performance and (ii) providing competitive compensation opportunities targeted at the market 50th percentile for both individual elements of compensation and total direct compensation at target levels of financial performance, which we believe allows us to attract and retain the necessary executive talent while motivating and rewarding the accomplishment of annual and long-term financial performance goals and maintaining an appropriate cost structure. The “Compensation Discussion and Analysis,” beginning on page 33, describes our executive compensation program and the executive compensation decisions made by the Compensation & Human Resources Committee in fiscal 2016 in more detail. Important considerations include:

•	A significant portion of the total compensation paid or awarded to our named executive officers in fiscal 2016 was “performance-based” or “at-risk” compensation tied directly to the achievement of financial performance goals or long-term stock price performance.

•	Annual cash incentive awards and three-year performance share awards granted in fiscal 2016 are “performance-based” in that certain threshold, or minimum, levels of financial performance must be achieved in order for there to be any payout for a specified performance measure and, in particular, for the annual cash incentive awards, the threshold level of diluted net earnings per share, or EPS, performance must have been achieved in order for there to be any corporate payout or any corporate portion payout to division participants.

•	All incentive compensation awards, including annual and long-term equity and incentive awards, are subject to a “clawback” mechanism.

•	None of our executive officers have employment or severance agreements or arrangements, except as provided for in our change in control severance compensation policy, or CIC policy.

•	We do not provide tax “gross-up” payments under our CIC policy or in connection with any annual or long-term compensation, benefits or perquisites provided to our executive officers.

•	Our executive officers receive only modest perquisites.

•	We maintain stock ownership guidelines for each of our executive officers.

•	Our insider trading policy prohibits executive officers and directors from purchasing Toro securities on margin, borrowing against any account in which Toro securities are held, or pledging Toro securities as collateral for a loan.

•	Our insider trading policy prohibits employees, executive officers and directors from purchasing any financial instruments (including without limitation collars, equity swaps, prepaid variable forward contracts, and exchange funds) that are designed to hedge or offset any decrease in the market value of Toro securities.

•	We have an independent Compensation & Human Resources Committee.

•	We utilize an independent external compensation consultant.

We believe that our executive compensation objectives and core principles have resulted in an executive compensation program and related decisions that have appropriately incentivized the achievement of financial goals and produced financial results that have benefited our Company and our shareholders and are expected to drive long-term shareholder value over time.

Accordingly, the Board recommends that our shareholders vote in favor of the say-on-pay vote as set forth in the following resolution:

RESOLVED, that our shareholders approve, on an advisory basis, the compensation paid to our named executive officers, as disclosed pursuant to the compensation disclosure rules of the SEC, including in the “Compensation Discussion and Analysis,” the accompanying compensation tables and the corresponding narrative discussion and footnotes, and any related material disclosed in this proxy statement.

Shareholders are not voting to approve or disapprove the Board’s recommendation. As this is an advisory vote, the outcome of the vote is not binding on us with respect to future executive compensation decisions, including those relating to our named executive officers, or otherwise. Our Compensation & Human Resources Committee and Board expect to take into account the outcome of the vote when considering future executive compensation decisions.

The Board of Directors Recommends a Vote FOR Approval, on an Advisory Basis, of our Executive Compensation, or Say-On-Pay Vote.	☑

PROPOSAL FOUR—ADVISORY APPROVAL OF THE FREQUENCY OF THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION

The Board is providing our shareholders with an advisory vote on the frequency of future advisory votes on our executive compensation, such as that provided for in Proposal Three—Advisory Approval of our Executive Compensation. This non-binding advisory vote is required to be conducted every six years under Section 14A of the Exchange Act pursuant to the Dodd-Frank Act. We last asked our shareholders to indicate the frequency with which they believe a say-on-pay vote should occur at the Company’s 2011 Annual Meeting of Shareholders. Shareholders may indicate whether they prefer that we hold a say-on-pay vote every year, every two years, every three years, or they may abstain from this vote.

After careful consideration, the Board, on the recommendation of the Compensation & Human Resources Committee, has determined that a say-on-pay vote every year is the best approach for the Company and our shareholders for a number of reasons, including:

•	It allows shareholders to provide timely, direct input on our executive compensation philosophy, policies and practices as disclosed in the proxy statement each year; and

•	It is consistent with our annual review of core elements of our executive compensation program.

Shareholders are not voting to approve or disapprove the Board’s recommendation. Instead, shareholders may indicate their preference regarding the frequency of future say-on-pay votes by selecting every year, every two years or every three years. Shareholders that do not have a preference regarding the frequency of future say-on-pay votes may abstain from voting on the proposal.

The option of every year, every two years or every three years that receives the highest number of votes cast by shareholders will reflect the frequency for future say-on-pay votes that has been selected by shareholders. As this is an advisory vote, the outcome of the vote is not binding on us, and our Compensation & Human Resources Committee and the Board may decide that it is in the best interests of our Company and our shareholders to hold a say-on-pay vote more or less frequently than the preference receiving the highest number of votes of our shareholders. However, our Compensation & Human Resources Committee and Board value the opinions expressed by our shareholders in their vote on this proposal, and expect to take into account the outcome of this vote when considering the frequency of future advisory votes on our executive compensation.

The Board of Directors Recommends a Vote for a Frequency of EVERY YEAR, on an Advisory Basis, for the Say-On-Pay Vote.	☑

EXECUTIVE COMPENSATION

Compensation & Human Resources Committee Report

The Compensation & Human Resources Committee has reviewed and discussed the “Compensation Discussion and Analysis” with Management and, based on such review and discussion, the Committee recommended to the Board that the “Compensation Discussion and Analysis” be included in this proxy statement and in our Annual Report on Form 10-K for the fiscal year ended October 31, 2016.

Compensation & Human Resources Committee:

Christopher A. Twomey (Chair)

Robert C. Buhrmaster

Jeffrey M. Ettinger

Katherine J. Harless

Gregg W. Steinhafel

Compensation Discussion and Analysis

Overview.    In this Compensation Discussion and Analysis, or CD&A, we describe the key principles and approaches used to determine elements of compensation paid to, awarded to and earned by the our named executive officers whose compensation is set forth in the “Summary Compensation Table” beginning on page 49.

During fiscal 2016, we announced that:

•	Michael J. Hoffman, our Chairman and CEO, would transition to the position of executive Chairman at the beginning of fiscal 2017; and

•	Richard M. Olson, our President and Chief Operating Officer, would transition to the position of President and Chief Executive Officer at the beginning of fiscal 2017.

The following individuals were our named executive officers for fiscal 2016:

•	Michael J. Hoffman, our Chairman and CEO through the end of fiscal 2016;

•	Renee J. Peterson, our Vice President, Treasurer and Chief Financial Officer;

•	Richard M. Olson, our President and COO through the end of fiscal 2016;

•	William E. Brown, Jr., our Group Vice President, Residential and Contractor Businesses; and

•	Timothy P. Dordell, our Vice President, Secretary and General Counsel.

This CD&A should be read in conjunction with the accompanying compensation tables, corresponding footnotes and narrative discussion, as they provide information and context to the compensation disclosures. Additionally, this CD&A should be read in conjunction with our advisory vote on executive compensation, which can be found under “Proposal Three—Advisory Approval of our Executive Compensation” beginning on page 30.

Executive Compensation Program Objectives.    Our guiding compensation philosophy is to maintain an executive compensation program that allows us to attract, retain, motivate and reward highly qualified and talented executive officers that will enable us to perform better than our competitors and drive long-term shareholder value. The following core principles provide a framework for our executive compensation program:

•	Align interests of executive officers with shareholder interests;

•	Link pay to performance; and

•	Provide competitive target total direct compensation opportunities.

Highlights of Compensation Practices.    At our 2016 Annual Meeting of Shareholders, our shareholders had the opportunity to provide a say-on-pay vote. Of the votes cast by our shareholders, 98% were in favor of our say-on-pay vote. Accordingly, the Compensation & Human Resources Committee believes that such results affirmed shareholder support of our approach to executive compensation and did not believe it was necessary to, and, therefore, did not, make any significant changes to our executive compensation program in fiscal 2016.

What We Do:

✓  A significant portion of our total executive compensation is performance-based, or at risk.

✓  We link a substantial portion of total executive compensation directly to performance and require that minimum, or threshold, levels of performance be met in order for there to be any payout.

✓  We utilize a mix of revenue, earnings and asset-based performance measures for our annual cash incentive awards and performance share awards.

✓  Our annual cash incentive award and performance share award payouts are capped at 200% of the target award.

✓  We utilize three-year performance share awards, the payouts of which vary based on performance and are contingent upon the achievement of three-year performance goals.

✓  We utilize stock options, the value of which is contingent upon long-term stock price performance since stock options only have value if the stock price at the time of exercise exceeds the exercise price established at the time of grant.

✓  Time-based equity awards have a minimum vesting requirement over three years.

✓  We maintain stock ownership guidelines for our executive officers.

✓  We include clawback provisions within our annual cash incentive and long-term incentive awards.

✓  We have an independent Compensation & Human Resources Committee which is advised by an independent external compensation consultant.

✓  We provide our shareholders with the opportunity to cast a say-on-pay vote on an annual basis; we propose continuing with our approach of an annual advisory say-on-pay vote in Proposal Four—Advisory Approval of the Frequency of the Advisory Approval of our Executive Compensation.

What We Don’t Do:

 We do not allow repricing or exchange of any equity awards without shareholder approval.

 We do not have individual employment agreements with any executive officer.

 We do not provide excessive perquisites.

 We do not provide gross-up payments to cover personal income taxes or excise taxes that pertain to executive or severance benefits.

We do not allow hedging or pledging of Toro securities by our executive officers.

Pay Levels/Mix.    A significant portion of our executive officers’ target total direct compensation is comprised of short- and long-term variable performance-based, or at risk, compensation to directly link their pay to performance. For fiscal 2016:

•	80% of the target total direct compensation for our Chairman and CEO was performance-based, and

•	69% of the target total direct compensation for our other named executive officers was performance-based.

Short-term variable compensation is in the form of annual cash incentive awards. Long-term variable compensation is in the form of stock options that vest over three years and three-year performance share awards. We target pay opportunities within a competitive range of the market 50th percentile for each element of compensation and in total. However, a number of factors may influence why any individual element of compensation or total direct compensation may vary from the targeted competitive range of the market 50th percentile. We also provide our executive officers with modest perquisites and retirement and benefit plans.

Fiscal 2016 Financial Highlights.    Below is a brief summary of our financial highlights for fiscal 2016.

Financial Highlights	Fiscal 2015	Fiscal 2016	Change
Net sales (in millions)	$2,390.9	$2,392.2	+0.1%
Diluted net EPS	$1.775	$2.060	+ 16.1%
Corporate average net assets turns*	2.12180	2.14940	Increase of 0.0276 points
Quarterly cash dividend	$0.125	$0.15	+20.0%

*	Corporate average net asset turns is defined as total cost of goods sold divided by the twelve month average of net assets less the twelve month average of cash and cash equivalents. Net assets is defined as the fiscal year monthly average of total assets less accounts payables, accrued liabilities, income taxes and other long-term liabilities.

Additionally, during fiscal 2016, we returned nearly $178 million to shareholders through the payment of $66 million in dividends and the repurchase of $112 million of our common stock.

Share and per share data have been adjusted for all periods presented to reflect our two-for-one stock split that was effective September 16, 2016.

Impact on Annual Cash Incentives.    As described in more detail under “Annual Cash Incentives” beginning on page 40, our fiscal 2016 corporate performance as compared to the corporate performance measures established for the fiscal 2016 annual cash incentive awards, is indicated in the table below:

Corporate: Fiscal 2016 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
30% corporate revenue growth	1.0%	3.0% – 5.0%	7.0%	0.1% (below threshold)
40% diluted net EPS	$1.545	$1.930	$2.315	$2.060 (between target and maximum)
30% corporate average net assets turns	1.83864	2.16310	2.48757	2.14940 (between threshold and target)
Corporate performance payout				82.71% of target

As indicated in the table above, our fiscal 2016 financial performance resulted in a corporate performance payout of 82.71% for our fiscal 2016 annual cash incentive awards. For a portion of fiscal 2016, the annual cash incentive payout for Mr. Brown was also subject to division performance. Details on division performance and the corresponding payout percentages are described in detail under “Annual Cash Incentives” beginning on page 40.

Impact on Long-Term Incentives.    As described in more detail under “Long-Term Incentives—Performance Measures for the Performance Period Ending in Fiscal 2016” beginning on page 46, the three-year cumulative corporate performance for fiscal 2014 to fiscal 2016 as compared to the cumulative corporate performance measures established for the fiscal 2014 to fiscal 2016 performance period, is indicated in the table below:

Fiscal 2014 to Fiscal 2016 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
50% cumulative corporate net income plus after-tax interest (in thousands)*	$461,052	$576,316	$653,156	$608,228 (between target and maximum)
30% cumulative corporate revenue (in thousands)	$6,410,354	$6,822,670	$7,198,345	$6,709,262 (between threshold and target)
20% cumulative corporate average net assets turns	7.54389	8.87516	10.20643	8.82768 (between threshold and target)
Fiscal 2014 to fiscal 2016 corporate performance payout				115.39% of target

*	Cumulative corporate net income plus after-tax interest is defined as net earnings plus interest expense, net of taxes.

As indicated in the table above, our three-year cumulative corporate performance resulted in a corporate performance payout of 115.39% of target for the fiscal 2014 to fiscal 2016 performance share awards.

How We Make Compensation Decisions.    There are several elements to our executive officer compensation decision-making, which we believe allow us to most effectively implement our established compensation philosophy. Each of these elements and their roles are described briefly below.

Role of the Compensation & Human Resources Committee.    The Compensation & Human Resources Committee, which is comprised solely of independent directors, oversees our executive compensation program. Within its duties, the Committee approves compensation for each of our executive officers. In addition, compensation approved by the Committee for our CEO, is submitted to the independent directors of the Board for ratification. In doing so, the Committee:

•	Approves the total direct executive compensation package for each executive officer, including his or her base salary, annual cash incentive award and long-term incentive awards;

•	Reviews and approves, as appropriate, corporate and division financial performance measures, weightings, goals and performance adjustment events, if any, related to our annual and long-term incentive awards;

•	Reviews and approves annual cash incentive award payouts and performance share award payouts;

•	Evaluates market competitiveness of each of our executive officer’s compensation (in total and by each individual element); and

•	Evaluates proposed significant changes to other elements of our executive compensation program.

During fiscal 2016, the Committee received input from Willis Towers Watson, its independent external compensation consultant, and our Management, including our Chairman and CEO, President and COO, Vice President, Human Resources and our Managing Director, HR and Total Rewards.

Role of the Independent External Compensation Consultant.    The Committee has sole authority to hire consultants, approve their fees and determine the nature and scope of their work. The Committee may replace consultants or hire additional consultants at any time.

A representative from Willis Towers Watson attended each Committee meeting in fiscal 2016 and generally communicated with the Chair of the Committee in advance of, or following, such Committee meetings. During fiscal 2016, Willis Towers Watson reviewed and discussed executive compensation trends with Management and the Committee and provided market data for all of our executive officers, including our named executive officers, along with a comparison of those executive officers’ current base salaries, target total cash compensation and total direct compensation to the market 25th, 50th and 75th percentiles. Additionally, during fiscal 2016, Willis Towers Watson reviewed and discussed executive officer compensation recommendations made by Management in advance of applicable Committee meetings and participated in discussions at the Committee meetings regarding those recommendations.

Willis Towers Watson was engaged by the Committee from time to time to perform other compensation consulting services, which in fiscal 2016 included a review of non-employee director compensation and a review of chief executive officer and executive chairman of the board compensation in connection with the transitions of Mr. Hoffman and Mr. Olson at the beginning of fiscal 2017.

Role of Management.    Management’s role is to provide current compensation information and information regarding executive officer duties and responsibilities to Willis Towers Watson and provide analysis and recommendations on executive officer compensation to the Committee based on the comparison to market; the executive’s level of professional experience; the executive’s duties and responsibilities; individual performance; tenure in the position; corporate, division and/or plant performance, as applicable; internal pay comparisons; and outside market factors, including general economic conditions. None of our executive officers provides input or recommendations with respect to his or her own compensation.

Use of Market Data.    Since one of the objectives of our executive compensation program is to provide market competitive compensation opportunities, during fiscal 2016 the Committee used market data provided by Willis Towers Watson to help evaluate and make compensation decisions. Market data is provided by Willis Towers Watson through its executive compensation database, which includes over 1,000 participating companies. The market data provided by Willis Towers Watson for executive officers is size-adjusted through regression analysis. If regression data is not available, data is provided for participating companies with annual revenue between $1 billion and $3 billion. For executive officers with divisional responsibilities, the data is size adjusted for specific division revenue. We believe that the market for our executive officer talent is not limited to the manufacturing industry; therefore, we do not focus specifically on manufacturing companies within the database, nor do we identify a separate group of peer companies within the manufacturing industry for executive compensation purposes. The market data provided by Willis Towers Watson was in aggregate form and individual data for participating companies in the survey was not provided and, therefore, was not considered when determining executive officer compensation in total or for any individual element.

Elements of Our Executive Compensation Program.    During fiscal 2016, our executive compensation program consisted of the following key elements: base salary, annual cash incentive, long-term incentives in the form of stock options and performance share awards, health and welfare benefits, retirement plans and perquisites. The following table provides some of the key characteristics of and purpose for each element along with some key actions taken during fiscal 2016.

Element	Key Characteristics	Purpose	Key Fiscal 2016 Actions
Base Salary	A fixed amount, paid in cash and reviewed annually and, if appropriate, adjusted.	Provide a source of fixed income that is market competitive and reflects scope and responsibility of the position held.

In September 2015, prior to the beginning of fiscal 2016, Mr. Olson was promoted to President and COO. In connection with that promotion, the Committee established a base salary level of $500,000 for Mr. Olson, which went into effect on September 1, 2015 and remained in effect throughout fiscal 2016.

Our other named executive officers received base salary increases effective as of November 1, 2015, the first day of fiscal 2016, ranging from 2.1% to 5.1% of their then current annual base salaries.

Element	Key Characteristics	Purpose	Key Fiscal 2016 Actions
Annual Cash Incentive	A variable, short-term element of compensation that is payable in cash based on achievement of key pre-established annual corporate financial goals and for division participants, division financial goals.	Motivate and reward our executive officers for achievement of annual financial business goals intended to drive overall company and division performance.

In September 2015, prior to the beginning of fiscal 2016, Mr. Olson was promoted to President and COO. In connection with that promotion, the Committee established a fiscal 2016 target award as a percent of base salary of 80% for Mr. Olson, which went into effect on September 1, 2015 and remained in effect throughout fiscal 2016.

Target awards as a percent of base salary for our other named executive officers were established at 55% to 125% of fiscal year base salary. In fiscal 2016, we changed the weightings of our performance measures to increase focus on asset performance and, therefore, decreased the weighting on the earnings measure.

Long-Term Incentives	A variable, long-term element of compensation that is provided in the form of stock options and performance share awards. Stock options are time-based and vest ratably over three years and performance share awards are payable based on achievement of cumulative financial goals after three years and are paid out in shares of our common stock.	Align the interests of our executive officers with our shareholders; encourage focus on long-term company financial performance measures that are deemed strategically and operationally important to our company; promote retention of our executive officers; and encourage significant ownership of our common stock.

Our named executive officers were granted stock options and performance share awards.

Corporate performance measures and weightings were established for all of our executive officers for our fiscal 2016 to fiscal 2018 performance period to strengthen alignment to overall corporate goals and performance. In fiscal 2016, the weightings of our corporate performance measures for the fiscal 2016 to fiscal 2018 award term were changed to increase focus on asset performance and, therefore, decreased the weighting on the earnings measure.

Health and Welfare Benefits	Includes medical and dental insurance; life, accidental death and dismemberment insurance; and disability insurance.	Provide competitive health and welfare benefits.	No significant changes were made to health and welfare benefits.
Retirement Plans	Includes a defined contribution retirement plan and certain nonqualified retirement plans.	Provide an opportunity for employees to save and prepare financially for retirement.	No significant changes were made to retirement plans.
Perquisites	Includes a company-leased automobile, financial planning allowance, company products and executive physicals.	Assist in promoting the health and personal financial security of our executive officers; promote the personal use of our products by our executive officers; and promote the attraction and retention of our executive officers.	No significant changes were made to perquisites.

We describe each key element of our executive compensation program in more detail in the following pages, along with the compensation decisions made in fiscal 2016.

Compensation Decisions Relating to Fiscal 2017 CEO Transition.

As described above, in connection with Mr. Olson’s promotion to President and COO, the Committee established a base salary level of $500,000 and target annual cash incentive award of 80% of base salary for Mr. Olson in September 2015, prior to the beginning of fiscal 2016. These changes took effect on September 1, 2015 and remained in effect throughout fiscal 2016. In December 2015, in connection with our annual compensation review process for executive officers, the Committee granted stock options and performance share awards to Mr. Olson.

On July 19, 2016, we announced the following:

•	Mr. Olson’s promotion to President and CEO, effective as of the beginning of fiscal 2017; and

•	Mr. Hoffman would continue to serve as executive Chairman of the Board, effective as of the beginning of fiscal 2017.

In connection with this announcement, the following compensation decisions were made:

•	Mr. Olson’s fiscal 2017 annual base salary was increased from $500,000 to $775,000 and his fiscal 2017 annual cash incentive payout percentage was increased from 80% to 100% of his fiscal year base salary; and

•	Mr. Hoffman’s fiscal 2017 annual base salary was decreased from $990,000 to $680,000 and his fiscal 2017 annual cash incentive payout percentage remained the same at 125% of his fiscal year base salary.

These compensation decisions were made using the same process described under “How We Make Compensation Decisions” beginning on page 36.

Base Salary.

General.    We review base salaries for our executive officers on an annual basis to ensure that they remain market competitive and reflect the scope and responsibility of their positions. Specifically, the base salaries for our executive officers are reviewed and discussed at the regular meeting of the Compensation & Human Resources Committee held in November or December of each year and base salary increases, if any, for our executive officers are approved at that meeting and are effective November 1, the first day of our fiscal year. Additionally, base salaries for executive officers are reviewed upon a change in an executive officer’s responsibilities or role within our Company.

Discussion and Analysis.    When we recommended fiscal 2016 base salaries for our named executive officers, the following factors were considered: current base salary, positioning relative to competitive market data, scope and complexity of the position, experience, tenure, historical and current levels of individual performance and internal pay comparisons. Fiscal 2016 annual base salaries, fiscal 2016 annual base salary increases compared to fiscal 2015 and fiscal 2016 annual base salaries compared to the market 50th percentile are provided in the table below for our named executive officers:

Name	Fiscal 2016 Annual Base Salary	Fiscal 2016 Annual Base Salary Increase Compared to Fiscal 2015	Fiscal 2016 Annual Base Salary Compared to Market 50th Percentile
Mr. Hoffman	$990,000	3.1%	8% above
Ms. Peterson	$485,000	2.1%	At market
Mr. Olson	$500,000	29.0%	15% below
Mr. Brown	$410,000	5.1%	4% below
Mr. Dordell	$410,000	3.1%	1% above

In fiscal 2016, the base salary increases for all other named executive officers were intended to bring their respective annual base salaries to, or closer to, the market 50th percentile. The resulting base salaries for three of our named executive officers are at or close to the market 50th percentile. The base salary increase of 3.1% for Mr. Hoffman resulted in his base salary being slightly above the market 50th percentile, which the Committee believes was appropriate given Mr. Hoffman’s experience, performance and tenure in the role. In September 2015, in connection with his promotion to President and COO, the Committee established a base salary for Mr. Olson of $500,000, which was effective as of September 1, 2015. This annual base salary for Mr. Olson remained in effect throughout fiscal 2016 and represented a

29% increase over his fiscal 2015 base salary. The base salary for Mr. Olson was 15% below the market 50th percentile, which the Committee believes was appropriate given that Mr. Olson was new to the President and COO role in fiscal 2016.

Annual Cash Incentives.

General.    To help ensure we meet our compensation program objective of linking pay to performance, we provide the opportunity for our executive officers to earn an annual cash incentive, which is designed to motivate attainment and reward accomplishment of annual financial business goals. This is done by establishing financial goals for our annual incentive plan that link closely to our annual financial plan.

At the beginning of each fiscal year, during its regular meeting held in November or December, the Compensation & Human Resources Committee approves a target award expressed as a percentage of base salary for each executive officer. Additionally, the Committee approves specific performance measures, weightings, goals and performance adjustment events, if any, at the corporate and division level, as applicable, for the fiscal year. The performance measures are derived from a list of performance measures included in our Amended and Restated 2010 Plan. For each performance measure, a threshold, target and maximum level of performance is defined, which have corresponding payout percentages. During the fiscal year, the Committee reviews progress against the established goals. Following the end of the fiscal year, at its regular meeting held in November or December, Management presents a summary of, and the Committee certifies, actual performance as compared to the established corporate and division goals along with a corresponding payout percentage, which is expressed as a percent of target performance. Annual cash incentive awards are contingent upon, and paid out to the executive officers in December following, our earnings release for the recently completed fiscal year.

Target Awards.    When determining the target award, as a percent of base salary, for each executive officer, the Committee reviews the market 50th percentile for target total cash compensation (sum of base salary and target annual cash incentives) for the positions in which such executive officer serves. Our objective is that when we achieve target levels of performance for each measure, resulting total cash compensation paid to our executive officers is within a reasonable range of the market 50th percentile. Actual total cash compensation will generally exceed the market 50th percentile if actual performance for each measure exceeds established target annual financial business goals and will generally be less than the market 50th percentile if actual performance for each measure is below established target annual financial business goals. In addition to considering the market data, the Committee also considers experience, tenure, scope and complexity of the executive officer’s position, individual contributions and performance, as well as internal pay equity. Actual awards can range from 0% (if threshold levels of performance are not met) to 200% of the target award (if maximum levels of performance are met for all of the performance measures) and the resulting competitiveness of total cash compensation will also vary accordingly.

In December 2015, the Committee approved the fiscal 2016 target awards shown below for our named executive officers. The fiscal 2016 target annual cash incentive award, the change in the target award percentage, the resulting fiscal 2016 target total cash compensation (sum of fiscal 2016 annual base salary and fiscal 2016 target annual cash incentive award) and the comparison to the market 50th percentile are also provided.

Name	Fiscal 2016 Annual Base Salary	Fiscal 2016 Award at Target (% of base salary)	Fiscal 2016 Target Award Percentage Change	Fiscal 2016 Target Annual Cash Incentive Award	Fiscal 2016 Target Total Cash Compensation	Fiscal 2016 Target Total Cash Compensation Compared to Market 50th Percentile
Mr. Hoffman	$990,000	125%	+ 5%	$1,237,500	$2,227,500	13% above
Ms. Peterson	$485,000	75%	+ 5%	$ 363,750	$ 848,750	At market
Mr. Olson	$500,000	80%	+ 20%	$ 400,000	$ 900,000	16% below
Mr. Brown	$410,000	65%	+ 5%	$ 266,500	$ 676,500	5% below
Mr. Dordell	$410,000	55%	No change	$ 225,500	$ 635,500	4% below

We believe that the fiscal 2016 target annual cash incentive awards reflect market competitive annual cash incentive opportunities and that the differentiation of target awards among our named executive officers was appropriate given the scope and responsibility of their respective positions. The change in the target award for Mr. Hoffman was intended to compensate him for his experience, performance and tenure in the role. The change in the target award for Ms. Peterson and Mr. Brown was intended to bring their target total cash compensation closer to the market 50th percentile. In September 2015, in connection with his promotion to President and COO, the Committee established a target annual cash incentive award of 80% of fiscal year base salary for Mr. Olson, which was effective as of September 1, 2015. This target annual cash incentive award of 80% of fiscal year base salary remained in effect throughout fiscal 2016.

The target awards resulted in fiscal 2016 target total cash compensation being at or slightly below the market 50th percentile for Ms. Peterson and Messrs. Brown and Dordell. The target award for Mr. Hoffman resulted in his fiscal 2016 target total cash compensation being above the market 50th percentile. The target award for Mr. Olson resulted in his fiscal 2016 target total cash compensation being below the market 50th percentile. Details regarding actual total cash compensation for fiscal 2016 can be found under “Annual Cash Incentives—Actual Cash Compensation Discussion and Analysis” beginning on page 43.

Performance Measures, Weightings and Goals.    Each year, the Committee determines performance measures, weightings, goals and performance adjustment events, if any, for the annual cash incentive awards. We believe that in order to motivate our executive officers to achieve annual financial business goals, it is important to select performance measures designed to motivate our executive officers to achieve our annual financial plan, as well as drive shareholder value. Key drivers in our annual financial plan for fiscal 2016 included revenue growth, profitability and asset efficiency. Accordingly, the corporate performance measures for fiscal 2016 were corporate revenue growth, diluted net EPS and corporate average net assets turns, and the division performance measures were division revenue growth, division controllable profit contribution, or CPC, and division working capital as a percent of sales. Division CPC is defined as divisional operating earnings plus divisional other income, net. Division working capital as a percent of sales is defined as the twelve month average divisional receivables divided by divisional net sales plus the twelve month average divisional inventories divided by divisional net sales minus the total Company accounts payables divided by the total Company net sales.

To further enhance focus on asset efficiency for fiscal 2016, the Committee increased the weighting of corporate average net assets turns in the corporate performance measures and increased the weighting of division working capital as a percent of sales in the division performance measures, thereby decreasing the weighting on EPS and CPC performance measures. The corporate and division performance measures and weightings for fiscal 2016, as approved by the Committee, were as follows:

Corporate Performance Measures	Division Performance Measures
30% corporate revenue growth	30% division revenue growth
40% diluted net EPS	40% division CPC
30% corporate average net assets turns	30% division working capital as a percent of sales

Our executive officers with all corporate responsibilities had 100% of their annual cash incentive tied to corporate performance. Our executive officers with divisional responsibility generally had 50% of their annual cash incentive tied to division performance and the remaining portion tied to corporate performance.

For fiscal 2016, threshold, target and maximum goals were established for each corporate and division performance measure. Target levels of performance were established based on our annual financial business plan, which takes into account our prior fiscal year financial business results, our competitive situation and the general outlook for our business during the current fiscal year. Additionally, the following thresholds affect whether or not a corporate and/or division payout is made:

•	The diluted net EPS threshold goal, which was set at 80% of plan, must have been met in order for there to be any payout for corporate participants and any corporate portion of the payout for division participants; and

•	For division participants to receive a division payout for the respective individual divisions over which they have responsibility, CPC for the respective division must have been at least 80% of the plan established for that division, or the threshold level of performance.

As provided for and in accordance with our Amended and Restated 2010 Plan, the Committee also established specific adjustment events for determining corporate performance payouts and division performance payouts under the fiscal 2016 annual cash incentive awards. With respect to corporate adjustment events, the impact of an acquisition on the fiscal 2016 annual cash incentive award payouts was determined by the size of the acquisition based on projected annual revenue for the first twelve months following the closing of an acquisition, as follows:

•	The impact of any acquisition greater than $10 million was to be excluded from the payout calculation, unless such acquisition was included in the fiscal 2016 goals; and

•	The impact of any acquisition less than $10 million was to be included in the payout calculation.

Additionally, any externally driven changes in accounting principles and standards were to be excluded if the cumulative net impact on the payout of all such accounting adjustments affected the award payout by more than 2%. With respect to division adjustment events, the impact of any acquisition was excluded from the payout calculation and the impact of any currency fluctuations from assumed foreign currency exchange rate plan levels was excluded from the payout calculation.

Corporate Performance Measures and Goals.    The table below summarizes the fiscal 2016 corporate performance measures and goals applicable to our executive officers. In fiscal 2016, there were no corporate adjustment events to be applied for determining corporate performance payouts. For our executive officers with divisional responsibility, 50% of their annual cash incentive award was based on the achievement of the corporate goals listed in the table below. The remaining 50% was based on the achievement of division goals.

Corporate: Fiscal 2016 Performance Measures	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
30% corporate revenue growth	1.0%	3.0% – 5.0%	7.0%	0.1% (below threshold)
40% diluted net EPS	$1.545	$1.930	$2.315	$2.060 (between target and maximum)
30% corporate average net assets turns	1.83864	2.16310	2.48757	2.1494 (between threshold and target)
Corporate performance payout				82.71% of target

Corporate Performance Discussion and Analysis.    When applying the weightings of the performance measures to actual results, the resulting corporate performance payout for fiscal 2016 was 82.71% of target. Since Messrs. Hoffman, Olson, Dordell and Ms. Peterson had 100% of their annual cash incentive awards tied to corporate performance for all of fiscal 2016, their annual cash incentive award payouts were at 82.71% of target. Applying their individual target awards as a percent of base salary, this translated to payouts of approximately 103%, 66%, 45% and 62% of fiscal year base salaries for Messrs. Hoffman, Olson, Dordell and Ms. Peterson, respectively.

Division Performance Measures and Goals.    In addition to corporate performance, our executives with division responsibility had 50% of their annual cash incentive award based on actual division performance against division performance goals established for the individual divisions over which they have responsibility. Mr. Brown had 50% of his annual cash incentive award tied to division performance for a portion of fiscal 2016. Beginning in February 2016 and through the remainder of fiscal 2016, 100% of Mr. Brown’s annual cash incentive award was tied to corporate performance.

The division performance measures for fiscal 2016 included division revenue growth, division CPC and division working capital as a percent of sales. Threshold, target and maximum goals were established for each of these performance measures for each division at the beginning of the fiscal year. The specific performances for each of the revenue growth, CPC and working capital as a percent of sales for each division are maintained as proprietary and confidential. The Committee believes that disclosure of these specific performance goals would represent competitive harm to us as division goals and results are not publicly disclosed and are competitively sensitive.

Reflected below are the payout percentages associated with various levels of performance.

Level of Performance	Payout %
Threshold	40% of target
Target	100%
Maximum	200% of target

For each performance measure, the target goal reflects the annual financial business plan goal set for each respective division. Based on historical performance, the Committee believes the attainment of the target performance level, while uncertain, could be reasonably anticipated. Threshold goals represent the minimum level of performance necessary for there to be a payout for that performance measure and the Committee believes the threshold goals are likely to be achieved. The threshold goal for CPC represented 80% of the plan set for each respective division. Threshold goals for revenue growth and working capital as a percent of sales represented the minimum level of performance that the Committee determined would be appropriate in order to receive a payout. Maximum goals represented the level of performance at which payouts are 200% of the target award. Even if actual results exceed the maximum goals, the payouts are capped at 200% of the target award. The maximum goal for CPC represents 120% of the plan set for each respective division. Maximum goals for revenue growth and working capital as a percent of sales represent levels of performance at which the Committee determines a payout of 200% of target would be appropriate. The Committee believes that the maximum goals established for each division performance measure are more aggressive goals.

Discussion and Analysis of Division Performance Applicable to Mr. Brown.    The annual cash incentive for Mr. Brown was based 50% on corporate performance and 50% on division performance of those divisions for which he had management responsibility for the first quarter of fiscal 2016. Therefore, the division performance component was based on the divisions over which Mr. Brown had responsibility during the first quarter of fiscal 2016. Division performance for Mr. Brown was weighted to generally reflect the difference between the size and profitability of these divisions, as well as the time that Mr. Brown devoted to these divisions.

The table below reflects how the Commercial, Irrigation and BOSS divisions, the divisions over which Mr. Brown had responsibility for the first quarter of fiscal 2016, performed against the three performance measures for fiscal 2016.

Performance Measure	Commercial	Irrigation	BOSS
Division revenue growth	Between Target and Maximum	Between Threshold and Target	Between Threshold and Target
Division CPC	Between Target and Maximum	Between Target and Maximum	Between Target and Maximum
Division working capital as a percent of sales	Between Target and Maximum	Between Threshold and Target	Between Target and Maximum

When applying the weightings assigned to each division to the division payout percentages and factoring in the corporate payout, the resulting overall payout percent for Mr. Brown was 107.55% for the first quarter of fiscal 2016.

On February 1, 2016, Mr. Brown’s position changed to Group Vice President, Residential and Landscape Contractor Businesses. At that time, given Mr. Brown’s new responsibilities, the Committee discussed Mr. Brown’s role and determined that, as a group vice president, it was appropriate to encourage overall enterprise leadership and focus. As a result, the Committee determined that for the remainder of fiscal 2016, Mr. Brown’s incentive should be tied to overall corporate performance. For the time period February 1, 2016 through October 31, 2016, the end of fiscal 2016, Mr. Brown’s annual cash incentive was based on corporate performance, and therefore, paid out at 82.71% of target. For fiscal 2016, the overall payout to Mr. Brown was 58% of his fiscal 2016 base salary.

Actual Cash Compensation Discussion and Analysis.    Fiscal 2016 actual total cash compensation and its position relative to the market 50th percentile is reflected in the table below. The corporate performance payout of the annual cash incentive award of 82.71% of target resulted in actual total cash compensation being slightly above the market 50th percentile for Mr. Hoffman and below the market 50th percentile for Ms. Peterson and Messrs. Olson and Dordell. The combination of the division performance payout and corporate performance payout resulted in actual total cash compensation being below the market 50th percentile for Mr. Brown.

Name	Fiscal 2016 Base Salary	Fiscal 2016 Actual Total Annual Cash Incentive Award Payout	Fiscal 2016 Actual Total Cash Compensation	Fiscal 2016 Actual Total Cash Compensation Compared to Market 50th Percentile
Mr. Hoffman	$990,000	$1,023,536	$2,013,536	2% above
Ms. Peterson	$485,000	$ 300,858	$ 785,858	7% below
Mr. Olson	$500,000	$ 330,840	$ 830,840	22% below
Mr. Brown	$410,000	$ 236,974	$ 646,974	10% below
Mr. Dordell	$410,000	$ 186,511	$ 596,511	10% below

Long-Term Incentives.

General.    We believe that our use of long-term incentives tied to our common stock, along with our stock ownership guidelines, help align the interests of our executive officers with the interest of our shareholders. Therefore, we provide the opportunity for our executive officers to earn market competitive long-term incentives in the form of both stock options and performance share awards that are granted annually. With respect to annual grants of long-term incentive awards, in addition to considering market data, we also consider for each executive officer the scope and complexity of the position, experience, tenure, internal pay comparisons, individual performance and historical targeted grant levels.

Generally, one-half of the long-term incentive value is delivered in the form of stock options and one-half of the long-term incentive value is delivered in the form of performance share awards. We believe this mix of equity strikes the appropriate balance between rewarding increases in the market value of our common stock and the achievement of company specific performance measures. Actual value realized from our long-term incentive awards may exceed or be less than the market 50th percentile based on the price of our common stock for stock options and actual performance against our three-year cumulative financial business plan in the year of the grant for performance share awards. In addition to stock options and performance share awards, we also occasionally use awards of restricted stock or restricted stock units in connection with the hiring of new executive officers, mid-year promotions of existing executive officers, leadership transition or retention purposes.

Stock Options.    Each year at its regular meeting held in November or December, the Compensation & Human Resources Committee approves the annual grant of stock options to our executive officers. If we deliver strong shareholder returns, our stock price presumably will increase, thereby increasing the value of the stock options and executives’ resulting total compensation. If shareholder value is not delivered and our stock price does not increase, the options will have no value. Annual stock options are generally granted on the date of the Committee’s meeting or, if held before the issuance of our earnings release announcing prior fiscal year results, on the second business day following the issuance of the earnings release, with the day of such earnings release being the first day, and have a per share exercise price equal to the closing price of our common stock, as reported on the NYSE, on the date of grant.

To determine the number of options to award to our executive officers, we start with a total target value of stock options and divide that value by the expected value of an option to purchase a share of our common stock, using a Black-Scholes option pricing method. The calculation of the expected value is based on the average closing price of our common stock, as reported on the NYSE, over the last three months of the prior fiscal year. The three-month average allows for smoothing of any volatility that may be associated with a particular date’s stock price.

Stock options granted to our executive officers vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant and are exercisable for a period of ten years following the date of grant. The three-year vesting schedule is consistent with the three-year performance period for our performance share awards. We believe the three-year period for both stock options and performance share awards provides retention value and focuses our executive officers on attainment of long term performance. The Compensation & Human Resources Committee periodically reviews option vesting schedules and terms.

Performance Share Awards.    Each year at its regular meeting held in November or December, the Compensation & Human Resources Committee approves the annual grant of performance share awards to our executive officers. Performance share awards are paid out in shares of our common stock following completion of a three-year performance period if certain performance goals are achieved. The performance goals are derived from performance measures included in our Amended and Restated 2010 Plan.

To determine the number of target performance share awards to be granted to our executive officers, we start with a total target value of performance share awards to be delivered. That value is divided by an expected value per share to determine the number of performance share awards to grant at target. The expected value per share is equal to the average closing price of our common stock, as reported on the NYSE, over the last three months of the prior fiscal year.

At the beginning of the first fiscal year in the three-year period, the Compensation & Human Resources Committee establishes performance measures, weightings, goals and performance adjustment events, if any, for the entire three-year performance period, as well as thresholds and maximums. Factors we consider when establishing the performance goals for the three-year period include our prior fiscal year financial business results and long-term strategic plan outlook, our competitive situation and anticipated state of our business, and any anticipated business opportunities. During the fiscal year, the Committee reviews progress against the performance goals for performance share awards for all outstanding performance periods. At the end of the three-year performance period, at the Committee’s regular meeting in November or December, Management presents a summary of, and the Committee certifies, performance against the performance goals, and a corresponding payout, which is expressed as a percent of target. Shares of our common stock are paid out to the executive officers in December and are contingent on our earnings release for the recently completed fiscal year. Actual payouts for performance share awards can range from 0% (if the threshold levels of performance are not met) to 200% of the target award (if maximum levels of performance are met).

Restricted Stock Awards and Restricted Stock Unit Awards.    Occasionally, the Committee will approve awards of restricted stock or restricted stock units for use in certain situations, including hiring of new executive officers, mid-year promotions of existing executive officers, leadership transition or retention purposes. Vesting may be either performance-based or time-based. Performance-based awards are derived from one or more of the performance measures included in our Amended and Restated 2010 Plan. Under our Amended and Restated 2010 Plan, restricted stock and restricted stock units with time-based vesting can vest no more rapidly than ratably over three years.

Fiscal 2016 Grants.    The number of stock options granted to our named executive officers for fiscal 2016 can be found in the “Grants of Plan-Based Awards for Fiscal 2016” table beginning on page 52. The per share exercise price of the options is $38.82, which is equal to the closing price of our common stock, as reported on the NYSE, on the date of grant, which for fiscal 2016 was December 4, 2015. The grant date fair value of those awards can be found in the “Summary Compensation Table” beginning on page 49 in the “Option Awards” column and in the “Grants of Plan-Based Awards for Fiscal 2016” table beginning on page 52 in the “Grant Date Fair Value of Stock and Option Awards” column.

On December 1, 2015, the Committee granted performance share awards for the fiscal 2016 through fiscal 2018 performance period. The number of performance shares at threshold, target and maximum levels of performance for the fiscal 2016 through fiscal 2018 performance period can be found in the “Grants of Plan-Based Awards for Fiscal 2016” table beginning on page 52 in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns. The grant date fair value of those awards at target can be found in the “Summary Compensation Table” beginning on page 49 in the “Stock Awards” column“ and in the Grants of Plan-Based Awards for Fiscal 2016” table beginning on page 52 in the “Grant Date Fair Value of Stock and Option Awards” column.

Performance Measures for the Performance Period Beginning in Fiscal 2016.     For the fiscal 2016 to fiscal 2018 performance share awards, the following corporate performance measures and weightings were established for all of our executive officers:

•	30% cumulative corporate revenue;

•	40% cumulative corporate net income plus after-tax interest; and

•	30% cumulative corporate average net assets turns.

The specific performance goals for the three-year award period are maintained by us as proprietary and confidential. The Committee believes that disclosure of these specific performance goals would represent competitive harm to us as such cumulative corporate goals and results are not publicly disclosed and are competitively sensitive. To further enhance focus on asset efficiency, the Committee increased the weighting of cumulative corporate average net assets turns and decreased the weighting on net income plus after-tax interest. For grants of performance shares for prior performance periods, division performance measures, goals and weightings were established for executive officers with division responsibility.

For each performance measure, the target goal reflects the cumulative three-year financial plan set at the corporate level. Based on historical performance, the Committee believes the attainment of target performance levels, while uncertain, could be reasonably anticipated. Threshold goals represent the minimum level of performance necessary for there to be a payout for that performance measure and the Committee believes the threshold goals are likely to be achieved. Maximum goals represent the performances at which payouts are 200% of the target award. Even if actual results exceed the maximum goals, the payouts are capped at 200% of the target award. The maximum goals represent levels of performance at which the Committee determined a payout of 200% of target would be appropriate. The Committee believes that the maximum goals established for each performance measure are more aggressive goals.

In addition to approving performance measures, goals and weightings, the Committee also established, in accordance with our Amended and Restated 2010 Plan, specific corporate adjustment events for determining payouts under the fiscal 2016 to fiscal 2018 performance share awards. The impact of acquisitions on the evaluation of performance will be determined based on the size of the acquisition as determined by projected annual revenue for the first twelve months after the closing of an acquisition as follows:

•	The entire impact of any acquisition greater than $50 million will be excluded from the payout calculation for the entire performance period unless the acquisition was built into the annual financial plan and cumulative goals;

•	All impacts for acquisitions less than $10 million will be included in the payout calculation for the entire performance period; and

•	For acquisitions between $10 million and $50 million:

–	the impact will be excluded from the payout calculation if the transaction closes during the third year of the three-year term; and

–	if the transaction closes in the first or second year of the performance period, the impact will be included in the payout calculation with the exception of any transaction costs incurred.

Additionally, any externally driven changes in accounting principles and standards will be excluded from the evaluation of performance if the cumulative net impact on the payout of all such accounting adjustments affects the award payout by more than 2%.

Performance Measures for the Performance Period Ending in Fiscal 2016.    The performance share awards that were granted in fiscal 2014 for the fiscal 2014 to fiscal 2016 performance period were paid out upon the completion of fiscal 2016. A summary of the performance shares awarded to our named executive officers for the fiscal 2014 to fiscal 2016 performance period, and the value realized on vesting for those awards, can be found in the “Option Exercises and Stock Vested for Fiscal 2016” table beginning on page 55 in the “Number of Shares Acquired on Vesting” and “Value Realized on Vesting” columns, respectively.

The table below outlines the corporate performance measures and weightings, as well as threshold, target and maximum goals, along with actual levels of performance, for the fiscal 2014 to fiscal 2016 performance share awards.

Fiscal 2014 to Fiscal 2016 Performance Measure	Threshold (40% payout)	Target (100% payout)	Maximum (200% payout)	Actual
50% cumulative corporate net income plus after-tax interest (in thousands)	$461,052	$576,316	$653,156	$608,228 (between target and maximum)
30% cumulative corporate revenue (in thousands)	$6,410,354	$6,822,670	$7,198,345	$6,709,262 (between threshold and target)
20% cumulative corporate average net assets turns	7.54389	8.87516	10.20643	8.82768 (between threshold and target)
Fiscal 2014 to fiscal 2016 corporate performance payout				115.39% of target

Corporate Performance Discussion and Analysis.    When applying the actual performance against the weightings of the performance measures, the fiscal 2014 to fiscal 2016 corporate payout was 115.39% of target. As a result, Messrs. Hoffman and Dordell and Ms. Peterson received a performance share payout that was 115.39% of target. Based on the adjustment events approved by the Compensation & Human Resources Committee in fiscal 2014, the actual results and corresponding payout were adjusted for our acquisition of BOSS which occurred during fiscal 2015.

Discussion and Analysis of Division Performance Applicable to Messrs. Olson and Brown.    The fiscal 2014 to fiscal 2016 performance share awards for Messrs. Olson and Brown were based 75% on corporate performance and 25% on division performance. The division performance was based on the divisions over which Messrs. Olson and Brown had responsibility at the time the award was granted in fiscal 2014. As Mr. Brown had responsibility for multiple divisions at the time of grant, division performance for Mr. Brown was weighted among those divisions to generally reflect the difference between the size and profitability of the divisions, as well as the time that Mr. Brown devoted to the divisions. The performance measures for division performance were cumulative division CPC (60%) and cumulative division revenue (40%). When applying the corporate and division weighting, the resulting payouts for Messrs. Olson and Brown were 98.51% and 105.81%, respectively.

Target Total Direct Compensation.    As described previously, when analyzing compensation, we look at base salary, target total cash compensation and target total direct compensation in comparison to the market 50th percentile when establishing new base salary levels, target annual cash incentive awards and long-term incentive awards. Actual value realized from long-term incentives is dependent on the stock price at the time of exercise for stock option grants and actual payout of performance share awards at the end of the three-year term, which is dependent on actual cumulative performance against established performance goals. Therefore, it is difficult to assess actual total direct compensation on an annual basis in comparison to the market since the market data may have changed significantly when actual long-term incentive results are fully realized. We believe it is important to continue to review target total direct compensation when establishing long-term incentive grants. The fiscal 2016 target total direct compensation, which is the sum of actual base salary, target annual cash incentive and target value of equity awards, for each named executive officer is compared to the market 50th percentile in the table below.

Name	Fiscal 2016 Target Total Direct Compensation	Comparison to Market 50th Percentile
Mr. Hoffman	$5,027,500	3% above
Ms. Peterson	$1,648,750	1% above
Mr. Olson	$1,800,000	18% below
Mr. Brown	$1,176,500	2% below
Mr. Dordell	$1,110,500	3% below

Health, Welfare and Retirement Benefits and All Other Compensation.

Health and Welfare Benefits.    We believe that providing competitive health and welfare benefits at a reasonable cost is an important part of any employee’s compensation package and promotes employee health. Our executive officers participate in the same health and welfare benefits as our full-time office salaried employees. These health and welfare benefits for fiscal 2016 included medical and dental insurance; life, accidental death and dismemberment insurance; and disability insurance. These benefits, including plan design and cost, are analyzed annually.

Retirement Benefits.    We believe that it is important to allow our employees, including our executive officers, the opportunity to save for retirement through our IS&ESOP, which is our defined contribution plan. The majority of our U.S.-based employees participate in the IS&ESOP and certain other employees that are members of a collectively bargained agreement or employees of certain of our subsidiaries participate in different retirement plans. The IS&ESOP plan includes a 401(k) plan with a company match and two other annual discretionary company contributions, which include an investment savings contribution and an ESOP contribution. Company contributions for fiscal 2016 to our defined contribution plan on behalf of our named executive officers can be found under “All Other Compensation for Fiscal 2016” beginning on page 51.

Nonqualified Deferred Compensation Plans.    If an executive officer’s compensation exceeds the IRS compensation limit, they are limited in terms of what they can contribute and what we can match in our qualified defined contribution plan. To help ensure our executive officers’ ability to provide financial security and save for retirement, we maintain three nonqualified deferred compensation plans, which include: The Toro Company Deferred Compensation Plan, or Deferred Plan, the Deferred Plan for Officers and The Toro Company Supplemental Benefit Plan, or Supplemental Benefit Plan. These plans, which are unsecured and unfunded, are described under “Nonqualified Deferred Compensation for Fiscal 2016” beginning on page 56.

Perquisites.    The perquisites, as well as the value of such perquisites, provided during fiscal 2016 to our executive officers are described in greater detail in “All Other Compensation for Fiscal 2016” beginning on page 51. We believe these perquisites are an important part of our overall compensation package and help us attract, retain and reward top executive talent. Specifically, we believe that these perquisites assist in promoting the financial security and health of our executive officers and encourage the use and promotion of our products.

Charitable Giving.    We support charitable organizations for our employees through our matching gift program. The program for our executive officers provides that a gift or gifts by an executive officer and his/her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $3,000 per year.

Employment, Severance and Change in Control Arrangements.    Our executive officers do not have any employment or severance agreements or arrangements other than as provided for in our CIC policy and other than certain change in control provisions in our equity plans. Accordingly, our executive officers do not have the right to cash severance or additional benefits in connection with a termination of employment except in connection with a change in control of our Company as described under “Potential Payments Upon Termination or Change in Control—Change in Control” beginning on page 60. Each executive officer is a party to our standard confidentiality, invention and non-compete agreement.

We believe that our CIC policy and other change in control arrangements are important because they provide retention incentives and additional monetary motivation to complete a transaction that the Board believes is in the best interests of our Company and our shareholders. We believe that it is in the best interests of our Company and our shareholders to assure that we will have the continued dedication of our executives, notwithstanding the possibility, threat or occurrence of a change in control. We also believe it is imperative to diminish any distraction of our executives by virtue of the personal uncertainties and risks, including personal financial risks, created by a pending or threatened change in control of the Company.

Our CIC policy incorporates a “double trigger” mechanism and provides for a severance payment for an executive officer if within three years after a change in control an executive officer’s employment is terminated by us without just cause or the executive officer terminates his or her employment for good reason, or if such termination occurs at the request of a third party who had taken steps reasonably calculated to effect the change in control. Our CIC policy does not provide a “gross-up” for 280G excise taxes and, as a condition to the payment of any severance payment, the executive officer must execute a release of claims against us.

In addition to our CIC policy, we also have change in control provisions in our Amended and Restated 2010 Plan and prior equity plans and individual award agreements that apply to our executives, as well as other employees, that provide for immediate vesting acceleration upon a change in control. More information regarding these provisions is also provided under “Potential Payments Upon Termination or Change in Control—Change in Control” beginning on page 60. Because the immediate vesting of stock options, restricted stock, restricted stock units and certain other awards is triggered by the change in control itself, and is not dependent upon a termination of employment within a certain protection period, these acceleration provisions are known as a “single trigger” change in control arrangements. We believe these “single trigger” change in control arrangements for equity awards granted provide important retention incentives during what can often be an uncertain time for employees and provide executives with additional monetary motivation to focus on and complete a transaction that our Board believes is in the best interests of our shareholders rather than seeking new employment opportunities. If an executive were to leave prior to the completion of the change in control, non-vested options or other awards held by the executive would terminate.

The Compensation & Human Resources Committee reviews our change of control arrangements periodically to ensure that they remain appropriate.

Stock Ownership Guidelines.    We maintain stock ownership guidelines that enable us to meet our compensation objective of aligning the interests of our executive officers with those of our shareholders. Our stock ownership guidelines are described in more detail in “Stock Ownership Guidelines” on page 8. As of October 31, 2016, each of our executive officers required to meet the stock ownership guidelines had met such guideline.

Hedging and Pledging.    Our insider trading policy prohibits officers and directors from purchasing Toro securities on margin, borrowing against any account in which Toro securities are held, or pledging Toro securities as collateral for a loan. In addition, our insider trading policy prohibits employees (including executive officers) and directors from purchasing any financial instruments (including, without limitation, prepaid variable forward contracts, equity swaps, collars and exchange funds) that are designed to hedge or offset any decrease in the market value of Toro securities.

Tax Deductibility of Compensation.    In designing our executive compensation program, we consider the deductibility of executive compensation under Code Section 162(m), which provides that we may not deduct more than $1 million paid to certain executive officers, other than “performance-based” compensation meeting certain requirements. Our compensation plans and the annual cash incentive award payouts, stock option grants and performance share award payouts made under these plans have been designed with the intention of satisfying the requirements for “performance-based” compensation as defined in Code Section 162(m). While we design these plans to operate in a manner intended to qualify as “performance-based” under Code Section 162(m), the Committee may administer the plans in a manner that does not satisfy the requirements of Code Section 162(m) in order to achieve a result that the Committee determines to be appropriate. All performance-based compensation awarded to, earned by or paid to our named executive officers in fiscal 2016 was intended to be deductible under Code Section 162(m).

Assessment of Risk Related to Compensation Programs

We determined that our compensation policies, practices and programs and related compensation governance structure work together to minimize exposure to excessive risk while appropriately pursuing growth, profitability and asset efficiency strategies that emphasize shareholder value creation. In reaching such determination, we noted that (i) base salaries for all employees are targeted within a competitive range of the market 50th percentile, are not subject to performance risk and, for non-executive employees, constitute the largest part of their total compensation; (ii) incentive or variable compensation awarded to our executive officers, which constitutes the largest part of their total compensation, is appropriately balanced between annual and long-term performance and cash and equity compensation, and utilizes performance measures and goals that are drivers of long-term success for our Company and our shareholders; and (iii) caps on performance-based awards are used.

Summary Compensation Table

The following table summarizes compensation for each of the last three fiscal years awarded to, earned by or paid to individuals who served as our principal executive officer and principal financial officer and each of the other three most highly compensated executive officers during fiscal 2016. We collectively refer to these executive officers as our “named executive officers” for fiscal 2016. The “Compensation Discussion and Analysis” beginning on page 33 provides additional information about compensation paid to our named executive officers. Amounts in this Summary Compensation Table are not reduced to reflect elections, if any, by the named executive officers to defer receipt of base salary, annual cash incentive award payouts or performance share award payouts. Elections to defer these forms of compensation are described in more detail under “Nonqualified Deferred Compensation for Fiscal 2016” beginning on page 56. Earnings on nonqualified deferred compensation are not on a basis that is considered to be above-market or preferential. Share and per share data set forth in the footnotes below have been adjusted to reflect our two-for-one stock split that was effective September 16, 2016.

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation(5) ($)	Total ($)
Michael J. Hoffman, Chairman and former CEO(6)	2016	$990,000	$ 0	$1,524,292	$1,280,640	$ 1,023,536	$ 205,002	$5,023,470
	2015	$960,000	$ 0	$1,451,528	$1,255,936	$ 1,305,981	$ 228,543	$5,201,988
	2014	$925,000	$ 0	$1,402,427	$1,408,863	$ 1,252,034	$ 231,890	$5,220,214
Renee J. Peterson, VP, Treasurer and CFO	2016	$485,000	$ 0	$435,512	$365,632	$ 300,858	$ 97,709	$1,684,711
	2015	$475,000	$ 0	$394,080	$338,960	$ 376,943	$ 103,435	$1,688,418
	2014	$460,000	$ 0	$361,140	$362,974	$ 378,994	$ 100,012	$1,663,120
Richard M. Olson, President and CEO and former President and COO(7)	2016	$500,000	$ 0	$489,951	$412,032	$ 330,840	$ 97,589	$1,830,412
William E. Brown, Jr., Group VP, Residential and Contractor Businesses	2016	$410,000	$ 0	$272,195	$228,288	$ 236,974	$ 85,149	$1,232,606
	2015	$390,000	$ 0	$516,680	$201,592	$ 204,571	$ 84,943	$1,397,786
	2014	$375,000	$ 0	$222,703	$224,520	$ 218,081	$ 69,369	$1,109,673
Timothy P. Dordell, VP, Secretary and General Counsel	2016	$410,000	$ 0	$256,641	$217,152	$ 186,511	$ 84,506	$1,154,810
	2015	$397,500	$ 0	$249,584	$212,296	$ 247,847	$ 103,600	$1,210,827
	2014	$384,000	$ 0	$222,703	$224,520	$ 248,582	$ 87,379	$1,167,184

(1)	We generally do not pay discretionary bonuses or bonuses that are subjectively determined; we did not pay any such bonuses to any of our named executive officers in any of the last three most recently completed fiscal years. Annual cash incentive award payouts based on performance against pre-established financial performance goals are reported in the “Non-Equity Incentive Plan Compensation” column.

(2)	Amounts reported for fiscal 2016 for our named executive officers represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of performance share awards granted for the fiscal 2016 to fiscal 2018 three-year performance period assuming target levels of performance. In addition, the amount for Mr. Brown in fiscal 2015 includes the grant date fair value of restricted stock units granted to him on September 15, 2015 for retention purposes in connection with the promotion of Mr. Olson to the position of President and COO. Amounts reported for each named executive officer and each award for fiscal 2016 are set forth in the “Grants of Plan-Based Awards for Fiscal 2016” table beginning on page 52 in the “Grant Date Fair Value of Stock and Option Awards” column. Provided below is the fiscal 2016 grant date fair value of performance share awards for the fiscal 2016 to fiscal 2018 performance period assuming maximum levels of performance. The maximum value is calculated using the number of shares reflected in the “Maximum” column of the “Estimated Future Payouts Under Equity Incentive Plan Awards” section of the “Grants of Plan-Based Awards for Fiscal 2016” table beginning on page 52 and the closing price of our common stock, as reported by the NYSE, on December 1, 2015, the grant date, of $38.885.

Name	Grant Date Fair Value at Maximum Levels of Performance
Mr. Hoffman	$ 3,048,584
Ms. Peterson	$ 871,024
Mr. Olson	$ 979,902
Mr. Brown	$ 544,390
Mr. Dordell	$ 513,282

(3)	Amounts reported represent the grant date fair value, computed in accordance with FASB ASC Topic 718, of option awards granted each fiscal year. Summarized in the table below are the specific assumptions used in the valuation of the option awards previously granted.

Grant Date	Risk Free Rate	Expected Life	Expected Volatility	Expected Dividend Yield	Per Share Black- Scholes Value
12/04/2015	1.90%	6.3 years	24.59%	1.23%	$9.28
12/05/2014	1.57%	6.2 years	31.12%	1.28%	$8.92
12/06/2013	1.93%	6.0 years	34.28%	1.25%	$9.36

(4)	Amounts reported represent annual cash incentive awards earned for each fiscal year, but paid during the following fiscal year or deferred. Annual cash incentive awards are calculated and paid based on performance against financial performance goals that are established and communicated at the beginning of each fiscal year. Additional detail regarding our annual cash incentives is set forth in the “Annual Cash Incentives—Actual Cash Compensation Discussion and Analysis” beginning on page 43.

(5)	Amounts for fiscal 2016 are set forth below under “All Other Compensation for Fiscal 2016”.

(6)	Mr. Hoffman was our Chairman and Chief Executive Officer for the entirety of fiscal 2016.

(7)	Mr. Olson was our President and Chief Operating Officer for the entirety of fiscal 2016. Mr. Olson was an executive officer in fiscal 2014 and fiscal 2015; however, he was not a named executive officer in fiscal 2014 or fiscal 2015 and, therefore, his information is only provided for fiscal 2016.

All Other Compensation for Fiscal 2016

All other compensation for fiscal 2016 includes the value of Company contributions to our retirement plan(s), the value of modest perquisites provided and the matching portion by the Company for charitable donations by our named executive officers, all of which are described below.

Element	Description
Retirement Benefits	Under our IS&ESOP, we currently match $0.50 for each employee dollar contribution, up to an employee maximum of 4%. Additionally, there may be an annual Company investment savings and ESOP contribution. Employees are eligible to participate in the plan and receive company contributions, all of which are discretionary, after 30 days of service. For certain employees whose compensation exceeds the IRS limit, we also provide a contribution into our nonqualified deferred compensation plans, the Supplemental Benefit Plan or the Deferred Plan, as applicable. Our nonqualified deferred compensation plans are described under “Nonqualified Deferred Compensation for Fiscal 2016” beginning on page 56.
Perquisites

We provide our executive officers with the following modest perquisites:

•Company-leased automobile—We pay all costs associated with leasing, operating, maintaining and insuring a company-leased automobile up to certain thresholds. Our executive officers are generally eligible for a new vehicle after 30 months and may choose to purchase the existing vehicle at book value plus payment of any miscellaneous expenses charged by our leasing company.

•Financial planning—We encourage our executive officers to receive professional advice regarding their financial, tax and estate planning needs. Therefore, we pay up to a maximum defined amount for each of our executive officers to cover tax planning, tax return preparation, financial counseling and estate planning. Every three years, we will pay up to an additional 50% of the annual allowance. Annual allowance ranges from $5,000 to $15,000 depending on the level of the executive officer’s position.

•Annual executive physical—To help ensure the health of our executive officers, we generally pay up to $2,000 for approved physical exam expenses not covered by the executive officer’s health insurance.

•Company products—To enable our executive officers the opportunity to become more familiar with our products and use those products on a regular basis, we provide certain Company products and related parts and accessories for personal use at no cost; provided, however, that executive officers are responsible for applicable taxes attributable to the value of such products. The value of a product, part or accessory is generally deemed to be our distributor net price or its equivalent, which is also the price at which products are available to employees for purchase.

Charitable Giving	We support charitable organizations for our employees through our matching gift program. The program for our executive officers provides that a gift or gifts by an executive officer and/or his or her spouse to one or more tax exempt 501(c)(3) charitable organizations located in the United States will be matched by us in an aggregate amount of up to $3,000 per year.

Specific amounts included in the fiscal 2016 “All Other Compensation” column of the “Summary Compensation Table” are in the table below.

Name	IS&ESOP Contributions(1) ($)	Nonqualified Plan Contributions(2) ($)	Automobile(3) ($)	Financial Planning(4) ($)	Executive Physical(5) ($)	Company Products(6) ($)	Charitable Giving(7) ($)	Total ($)
Mr. Hoffman	$ 23,678	$ 146,606	$ 23,040	$ 7,500	$ 1,178	$ 0	$3,000	$205,002
Ms. Peterson	$ 23,678	$ 43,978	$ 15,632	$ 9,300	$ 1,861	$ 260	$3,000	$97,709
Mr. Olson	$ 23,678	$ 46,832	$ 14,246	$ 8,935	$ 0	$ 898	$3,000	$97,589
Mr. Brown	$ 17,882	$ 36,553	$ 16,051	$ 11,250	$ 413	$ 0	$3,000	$85,149
Mr. Dordell	$ 20,762	$ 30,739	$ 22,927	$ 6,761	$ 0	$ 317	$3,000	$84,506

(1)	Amounts reported represent Company (i) matching contributions, (ii) investment savings contributions, and (iii) ESOP contributions to the IS&ESOP.

(2)	Amounts reported represent Company contributions to the Deferred Plan and Supplemental Benefit Plan.

(3)	Amounts reported represent Company paid automobile lease plus reportable income for personal use of the automobile.

(4)	Amounts reported represent Company paid amounts for financial planning expenses.

(5)	Amounts reported represent Company paid amounts for executive physical expenses or co-pays for executive physicals.

(6)	Amounts reported represent value of Company products received for personal use.

(7)	Amounts reported represent matching contributions for charitable donations made by our executive officers.

Grants of Plan-Based Awards for Fiscal 2016

We currently grant cash and equity awards under our Amended and Restated 2010 Plan. During fiscal 2016, plan-based awards granted to our named executive officers included annual cash incentive awards, performance share awards, and stock option awards. More details on these grants can be found within the “Compensation Discussion and Analysis.”

The following table summarizes all plan-based awards granted to our named executive officers during fiscal 2016. Share and per share data have been adjusted for all periods presented to reflect our two-for-one stock split that was effective September 16, 2016. Specifically, the table includes the following:

•	Range of annual cash incentive award payouts for annual cash incentive awards granted in fiscal 2016 from threshold to maximum levels of performance;

•	Range of performance share awards granted in fiscal 2016 for the fiscal 2016 to fiscal 2018 performance period from threshold to maximum levels of performance;

•	Stock options granted in fiscal 2016 and the exercise price of those stock options; and

•	Grant date fair value of all stock and option awards.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options(3) (#)	Awards(4) ($/Sh)	Awards(5)(6) ($)
Michael J. Hoffman
Annual Cash Incentive Award	—	—	$495,000	$1,237,500	$2,475,000
Performance Share Award	12/01/15	12/01/15				15,680	39,200	78,400				$1,524,292
Stock Options	12/04/15	12/01/15								138,000	$38.82	$1,280,640
Renee J. Peterson
Annual Cash Incentive Award	—	—	$145,500	$363,750	$727,500
Performance Share Award	12/01/15	12/01/15				4,480	11,200	22,400				$435,512
Stock Options	12/04/15	12/01/15								39,400	$38.82	$365,632

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Approval Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	or Units (#)	Options(3) (#)	Awards(4) ($/Sh)	Awards(5)(6) ($)
Richard M. Olson
Annual Cash Incentive Award	—	—	$160,000	$400,000	$800,000
Performance Share Award	12/01/15	12/01/15				5,040	12,600	25,200				$489,951
Stock Options	12/04/15	12/01/15								44,400	$38.82	$412,032
William E. Brown, Jr.
Annual Cash Incentive Award	—	—	$106,600	$266,500	$533,000
Performance Share Award	12/01/15	12/01/15				2,800	7,000	14,000				$272,195
Stock Options	12/04/15	12/01/15								24,600	$38.82	$228,288
Timothy P. Dordell
Annual Cash Incentive Award	—	—	$90,200	$225,500	$451,000
Performance Share Award	12/01/15	12/01/15				2,640	6,600	13,200				$256,641
Stock Options	12/04/15	12/01/15								23,400	$38.82	$217,152

(1)	Amounts reported represent the range of payouts of annual cash incentive awards for fiscal 2016. Actual payouts for fiscal 2016 are included in the “Summary Compensation Table” beginning on page 49 in the “Non-Equity Incentive Plan Compensation” column.

(2)	Amounts reported represent the range of performance share award payouts for the fiscal 2016 to fiscal 2018 performance period. Information regarding the performance share awards is set forth within the “Compensation Discussion and Analysis” under “Long-Term Incentives—Performance Share Awards” beginning on page 44.

(3)	Amounts reported represent stock options granted during fiscal 2016, which grant date was the second business day following the issuance of our fiscal 2015 earnings release. Options have a ten-year term and vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant. Additional information regarding stock options is set forth within the “Compensation Discussion and Analysis” under “Long-Term Incentives—Stock Options” on page 44.

(4)	Amounts reported represent the closing price of our common stock, as reported on the NYSE, on December 4, 2015, the date of grant.

(5)	Amounts reported represent the grant date fair value of performance share awards at target granted for the fiscal 2016 to fiscal 2018 performance period based on the closing price of our common stock, as reported on the NYSE, on December 1, 2015, the date of grant, of $38.885. These amounts are also set forth in the “Summary Compensation Table” beginning on page 49 in the “Stock Awards” column.

(6)	Amounts reported for option awards represent the grant date fair value of $9.28 per share, computed in accordance with FASB ASC Topic 718, of option awards made for fiscal 2016. These amounts are also set forth in the “Summary Compensation Table” beginning on page 49 in the “Option Awards” column. The specific assumptions used in the valuation of the options are included in footnote 3 to the “Summary Compensation Table.”

Outstanding Equity Awards at Fiscal Year-End for 2016

The following table summarizes all outstanding equity awards previously granted to our named executive officers that were outstanding on October 31, 2016, the last day of fiscal 2016. Specifically, it reflects exercisable and unexercisable stock options, unvested restricted stock unit awards and unvested performance share awards. Share and per share data have been adjusted for all periods presented to reflect our two-for-one stock split that was effective September 16, 2016.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable(1) (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units that Have Not Vested(2) (#)	Market Value of Shares or Units of Stock that Have Not Vested(3) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested(4) (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(5) ($)
Michael J. Hoffman
Stock Options	368,800	0	$ 7.1550	12/03/2018
	340,000	0	$10.1825	12/01/2019
	253,200	0	$15.8800	12/08/2020
	265,200	0	$14.1125	12/07/2021
	193,200	0	$21.0300	12/11/2022
	100,400	50,200	$29.7500	12/06/2023
	46,932	93,868	$31.3750	12/05/2024
	0	138,000	$38.8200	12/04/2025
F’15-F’17 Performance Shares							53,040	$2,539,555
F’16-F’18 Performance Shares							43,120	$2,064,586
Renee J. Peterson
Stock Options	46,400	0	$14.1125	12/07/2021
	51,600	0	$21.0300	12/11/2022
	25,866	12,934	$29.7500	12/06/2023
	12,666	25,334	$31.3750	12/05/2024
	0	39,400	$38.8200	12/04/2025
F’15-F’17 Performance Shares							14,400	$689,472
F’16-F’18 Performance Shares							12,320	$589,882
Richard M. Olson
Stock Options	7,780	0	$10.1825	12/01/2019
	13,200	0	$15.8800	12/08/2020
	14,000	0	$14.1125	12/07/2021
	12,600	0	$21.0300	12/11/2022
	8,000	4,000	$29.7500	12/06/2023
	6,666	13,334	$31.3750	12/05/2024
	0	44,400	$38.8200	12/04/2025
Restricted Stock Units					4,974	$238,155

F’15-F’17 Performance Shares							7,440	$356,227
F’16-F’18 Performance Shares							13,860	$663,617
William E. Brown, Jr.
Stock Options	10,136	0	$ 7.1550	12/03/2018
	38,000	0	$10.1825	12/01/2019
	24,800	0	$15.8800	12/08/2020
	23,600	0	$14.1125	12/07/2021
	33,600	0	$21.0300	12/11/2022
	16,000	8,000	$29.7500	12/06/2023
	7,532	15,068	$31.3750	12/05/2024
	0	24,600	$38.8200	12/04/2025
Restricted Stock Units					8,142	$389,839

F’15-F’17 Performance Shares							8,400	$402,192
F’16-F’18 Performance Shares							7,700	$368,676
Timothy P. Dordell
Stock Options	64,000	0	$10.1825	12/01/2019
	46,000	0	$15.8800	12/08/2020
	44,800	0	$14.1125	12/07/2021
	31,000	0	$21.0300	12/11/2022
	16,000	8,000	$29.7500	12/06/2023
	7,932	15,868	$31.3750	12/05/2024
	0	23,400	$38.8200	12/04/2025
F’15-F’17 Performance Shares							9,120	$436,666
F’16-F’18 Performance Shares							7,260	$347,609

(1)	Stock options have a ten-year term and vest ratably in three equal installments on each of the first, second and third year anniversaries of the date of grant. The vesting schedule for options unexercisable as of October 31, 2016 is as follows:

Name	Grant Date	12/04/2016	12/05/2016	12/06/2016	12/04/2017	12/05/2017	12/04/2018	Option Expiration Date
Mr. Hoffman	12/06/2013			50,200				12/06/2023
	12/05/2014		46,934			46,934		12/05/2024
	12/04/2015	46,000			46,000		46,000	12/04/2025
Ms. Peterson	12/06/2013			12,934				12/06/2023
	12/05/2014		12,666			12,668		12/05/2024
	12/04/2015	13,132			13,134		13,134	12/04/2025
Mr. Olson	12/06/2013			4,000				12/06/2023
	12/05/2014		6,666			6,668		12/05/2024
	12/04/2015	14,800			14,800		14,800	12/04/2025
Mr. Brown	12/06/2013			8,000				12/06/2023
	12/05/2014		7,534			7,534		12/05/2024
	12/04/2015	8,200			8,200		8,200	12/04/2025
Mr. Dordell	12/06/2013			8,000				12/06/2023
	12/05/2014		7,934			7,934		12/05/2024
	12/04/2015	7,800			7,800		7,800	12/04/2025

(2)	Amounts reported represent the number of unvested restricted stock units (plus accrued but unvested share dividend equivalents). Restricted stock units were granted to Mr. Olson on June 16, 2014 in connection with his promotion to Group Vice President. These restricted stock units vest in full and the underlying shares become issuable on the third-year anniversary of the date of grant, June 16, 2017. Restricted stock units were awarded to Mr. Brown for retention purposes on September 15, 2015 in connection with the promotion of Mr. Olson to the position of President and COO. These restricted stock units vest in full and the underlying shares become issuable on the three-year anniversary of the date of grant, September 15, 2018.

(3)	Amounts reported are based on the closing price of our common stock, as reported on the NYSE, on October 31, 2016, the last business day of fiscal 2016, of $47.88 per share.

(4)	Amounts reported represent the number of performance share awards that were in progress based on actual levels of performance for fiscal 2016 and financial plan levels of performance for fiscal 2017 and fiscal 2018. The fiscal 2015 to fiscal 2017 performance share awards will vest solely based on the accomplishment of the performance goals established for the three-year performance period, which will end on October 31, 2017. The fiscal 2016 to fiscal 2018 performance share awards will vest solely based on the accomplishment of the performance goals established for the three-year performance period, which will end on October 31, 2018.

(5)	Amounts reported represent the value of performance share awards that were in progress based on the closing price of our common stock, as reported on the NYSE, on October 31, 2016, the last business day of fiscal 2016, of $47.88 per share.

Option Exercises and Stock Vested for Fiscal 2016

The following table summarizes all of the stock options exercised during fiscal 2016, restricted stock unit awards that vested during fiscal 2016 and performance share awards that were paid out or deferred by our named executive officers for the fiscal 2014 to fiscal 2016 performance period. Share and per share data have been adjusted for all periods presented to reflect our two-for-one stock split that was effective September 16, 2016.

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Michael J. Hoffman
Stock Option Exercises	554,800	$16,204,312
F’14-F’16 Performance Share Award Payout			53,771	$3,107,426

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired On Exercise (#)	Value Realized On Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Renee J. Peterson
Stock Option Exercises	10,000	$274,517
F’14-F’16 Performance Share Award Payout			13,846	$800,160
Richard M. Olson
Restricted Stock Unit Award			1,562	$64,393
F’14-F’16 Performance Share Award Payout			3,743	$216,308
William E. Brown, Jr.
Stock Option Exercises	60,664	$2,022,619
F’14-F’16 Performance Share Award Payout			7,829	$452,438
Timothy P. Dordell
Stock Option Exercises	112,000	$3,380,576
F’14-F’16 Performance Share Award Payout			8,538	$493,411

(1)	The number of shares acquired upon exercise reflects the gross number of shares acquired absent any netting for shares surrendered to pay the option exercise price and/or satisfy tax withholding requirements. The value realized on exercise represents the gross number of shares acquired on exercise multiplied by the market price of our common stock on the exercise date, as reported on the NYSE, less the per share exercise price.

(2)	The number of shares acquired upon vesting reflects the gross number of shares acquired absent any netting of shares surrendered to satisfy tax withholding requirements. The value realized on vesting for performance share awards represents the gross number of shares acquired multiplied by the closing price of our common stock, as reported on the NYSE, on December 8, 2016 (the payout date for the fiscal 2014 to fiscal 2016 performance share awards) of $57.79 per share. Amounts are not reduced to reflect any elections by our named executive officers to defer receipt of performance share award payouts. Under the Deferred Plan for Officers, Ms. Peterson deferred receipt of 100%, or 13,846 shares, of her fiscal 2014 to fiscal 2016 performance share award payout and Mr. Olson deferred receipt of 100%, or 3,743 shares, of his fiscal 2014 to fiscal 2016 performance share award payout. The material terms of the Deferred Plan for Officers are described under “Nonqualified Deferred Compensation for Fiscal 2016” set forth below. The value realized on vesting of the restricted stock unit award for Mr. Olson represents the gross number of shares acquired, including share dividend equivalents, multiplied by the closing price of our common stock, as reported on the NYSE, on March 14, 2016 (the first business day after the March 12, 2016 vesting date) of $41.225 per share.

Nonqualified Deferred Compensation for Fiscal 2016

We maintain three nonqualified deferred compensation plans in which our named executive officers are eligible to participate.

The Toro Company Deferred Compensation Plan.    This plan allows a select group of management or highly compensated employees, including our executive officers, to defer on a pre-tax basis his or her calendar year base salary and/or fiscal year annual cash incentive payout to a date in the future. Participants can defer up to 50% of calendar year base salary and up to 100% of the fiscal year annual cash incentive award payout. Deferred amounts are placed into a participant’s account and the participant may invest such deferred amounts in an array of funds that are consistent with or comparable to funds provided in the IS&ESOP. Deferral elections are made on an annual basis, before the beginning of the new fiscal year. Participants must elect a distribution date that is at least two years later than the date the compensation otherwise would have been received. Participants elect the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in their accounts.

The Toro Company Deferred Compensation Plan for Officers.    This plan allows key employees that receive performance share awards, including our executive officers, an opportunity to defer receipt of shares of our common stock paid out under such awards to a date in the future. Participants can defer up to 100% of the common stock payout. Each year, before the third fiscal year of the three-year performance period begins, participants are given the opportunity to defer the receipt of those shares to some point in the future. Participants must elect a distribution date that is at least two years later than the date the shares would have been received. Participants elect the frequency of payment and the number of payments to receive at the time of distribution. Participants are always 100% vested in their accounts.

The Toro Company Supplemental Benefit Plan.    This plan is maintained for the purpose of providing to a select group of management or highly compensated employees, including our executive officers, benefits in excess of the limitations on benefits and contributions imposed by Code Sections 401(a)(17) and 415. Our contributions to this plan are made on a calendar year basis, usually in the first calendar quarter following the end of the prior calendar year. For earnings above the compensation limit, we contribute the investment savings calculation and the ESOP fund calculation into this plan. Amounts contributed are placed into a participant’s account and the participant may invest such deferred amounts in an array of funds that are consistent with or comparable to funds provided in the IS&ESOP. Participants elect the funds into which these contributions are allocated, as well as the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in their accounts.

Nonqualified Deferred Compensation for Fiscal 2016 Table.    The following table reflects any named executive officer contributions and Company contributions for fiscal 2016 to our nonqualified deferred compensation plans.

Name	Executive Contributions in Last FY(1) ($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY(3) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE(4) ($)
Michael J. Hoffman
Deferred Plan	$ 0	$ 0	$ 162,010	$ 0	$ 4,531,006
Deferred Plan for Officers	$ 0	$ 0	$ 0	$ 0	$ 0
Supplemental Benefit Plan	$ 0	$ 146,606	$ 116,056	$ 0	$ 3,310,537
Renee J. Peterson
Deferred Plan	$ 171,405	$ 0	$ 37,567	$ 0	$ 1,184,559
Deferred Plan for Officers	$ 800,160	$ 0	$ 564,796	$ 0	$ 3,264,436
Supplemental Benefit Plan	$ 0	$ 43,978	$ 8,064	$ 0	$ 241,418
Richard M. Olson
Deferred Plan	$ 66,168	$ 0	$ 3,678	$ 0	$ 152,404
Deferred Plan for Officers	$ 216,308	$ 0	$ 207,497	$ 0	$ 1,126,065
Supplemental Benefit Plan	$ 0	$ 46,832	$ 4,593	$ 0	$ 159,437
William E. Brown, Jr.
Deferred Plan	$ 441,974	$ 5,796	$ 52,236	$ 0	$ 2,019,553
Deferred Plan for Officers	$ 0	$ 0	$ 0	$ 0	$ 0
Supplemental Benefit Plan	$ 0	$ 30,757	$ 17,789	$ 0	$ 541,991
Timothy P. Dordell
Deferred Plan	$ 357,345	$ 2,916	$ 78,861	$ 0	$ 2,447,385
Deferred Plan for Officers	$ 0	$ 0	$ 953,990	$ 0	$ 4,231,446
Supplemental Benefit Plan	$ 0	$ 27,823	$ 9,422	$ 0	$ 277,313

(1)	Executive contributions of base salary and annual cash incentive award payouts are included in the “Salary” column and the “Non-Equity Incentive Plan Compensation” column, respectively, of the “Summary Compensation Table” beginning on page 49. Executive contributions of the fiscal 2014 to fiscal 2016 performance share award payouts are included in the “Value Realized on Vesting” column of the “Option Exercises and Stock Vested for Fiscal 2016” table beginning on page 55, but are not included in the “Summary Compensation Table” as that table reflects the grant of the fiscal 2016 to fiscal 2018 performance share awards at target value. Our named executive officers deferred the following components of compensation during fiscal 2016:

Name	Deferrals	Amount ($)
Ms. Peterson	19% of base salary from November through December 2015	$ 15,358
	20% of base salary for January through October 2016	$ 80,833
	25% of the fiscal 2016 annual cash incentive award	$ 75,214
	100% of the fiscal 2014 to 2016 performance share award	$ 800,160
Mr. Olson	20% of the fiscal 2016 annual cash incentive award	$ 66,168
	100% of the fiscal 2014 to 2016 performance share award	$ 216,308
Mr. Brown	50% of base salary for fiscal 2016	$ 205,000
	100% of the fiscal 2016 annual cash incentive award	$ 236,974
Mr. Dordell	50% of base salary from November through December 2015	$ 34,167
	40% of base salary from January through October 2016	$ 136,667
	100% of the fiscal 2016 annual cash incentive award	$ 186,511

(2)	Amounts reported represent Company contributions to the Supplemental Benefit Plan in fiscal 2016 and Company contributions to the Deferred Plan in fiscal 2016. These amounts are included in the “All Other Compensation” column of the “Summary Compensation Table” beginning on page 49 and the related footnote.

(3)	Aggregate earnings comprise interest, dividends, capital gains and appreciation/depreciation of investment results during the fiscal year based on each named executive officer’s selected fund allocation. None of these amounts are included in the “Summary Compensation Table” because earnings were not preferential or above-market. The funds listed below are consistent with or comparable to those funds provided in our IS&ESOP and do not include any preferential or above-market interest. The rates for fiscal 2016 are provided below:

Alger Small Cap Growth Institutional I	-3.76%
American Funds Europacific Growth R6	0.44%
American Funds Growth Fund of America R4	4.30%
Artisan Mid Cap Investor	-2.43%
Goldman Sachs Small Cap Value Instl	6.69%
ICM Small Company	8.79%
JPMorgan Mid Cap Value Select	5.19%
JPMorgan Prime Money Market Morgan	0.07%
PIMCO Foreign Bond (Unhedged) I	7.10%
T. Rowe Price Equity Income	7.68%
T. Rowe Price International Discovery	5.40%
The Toro Company	29.04%
Vanguard Institutional Index I	4.49%
Vanguard Mid Cap Index Adm	3.02%
Vanguard Small Cap Index Adm	4.31%

(4)	Amounts reported represent the total balance at October 31, 2016, the last day of fiscal 2016 plus any named executive officer’s or Company contributions for fiscal 2016 that were paid, or expected to be paid, after October 31, 2016. Includes the following amounts reported in the “Summary Compensation Table” in the “Base Salary” or “Non-Equity Incentive Plan Compensation” column for fiscal years 2014 and 2015:

Mr. Hoffman	$0
Ms. Peterson	$364,676
Mr. Olson	$82,555
Mr. Brown	$773,902
Mr. Dordell	$782,296

Includes the following amounts reported in the “Summary Compensation Table” in the “All Other Compensation” column for fiscal years 2014 and 2015.

Mr. Hoffman	$331,589
Ms. Peterson	$98,773
Mr. Olson	$50,208
Mr. Brown	$56,870
Mr. Dordell	$63,782

Potential Payments Upon Termination or Change In Control

Overview.    The following discussion describes the payments and benefits to which our named executive officers are entitled in various termination of employment and change in control situations. The intent of this discussion is to describe those payments and benefits for which the amount, vesting or time of payment is altered by the termination of employment or change in control situation. Therefore, this discussion does not describe all payments and benefits a named executive officer may receive following a termination or change in control, such as the following accrued, vested or non-forfeitable compensation and benefits:

•	Payment of individual contributions to our Deferred Plan and Deferred Plan for Officers in accordance with prior distribution elections, as described under “Nonqualified Deferred Compensation for Fiscal 2016” beginning on page 56;

•	Payment of Company contributions on behalf of the named executive officer under our Supplemental Benefit Plan, as described under “Nonqualified Deferred Compensation for Fiscal 2016” beginning on page 56;

•	Payment of individual contributions and vested Company investment fund and ESOP contributions on behalf of the named executive officer under our IS&ESOP, as described under “Health, Welfare and Retirement Benefits and All Other Compensation—Retirement Benefits” on page 48;

•	Payment of annual cash incentive awards if employed on the last day of the fiscal year and if threshold levels are met and at the percentage of the target achieved, as described under “Annual Cash Incentives” beginning on page 40;

•	Payout for performance share awards if employed on the last day of the performance period and if threshold levels are met and at the percentage of the target achieved, as described under “Long-Term Incentives—Performance Share Awards” beginning on page 44;

•	Exercise of stock options that had vested prior to the date of termination; and

•	Payouts under, and continuation of, health and welfare benefits under plans generally applicable to our U.S.-based office salaried employees.

Our executive officers do not have any employment or severance agreements or arrangements other than as provided for in our CIC policy and other than certain change in control provisions in our equity plans. Accordingly, our named executive officers do not have the right to cash severance or additional benefits in connection with a termination of employment except in connection with a change in control of our Company, as described under “Potential Payments Upon Termination or Change in Control—Change in Control” beginning on page 60. Each of our executive officers is a party to our standard confidentiality, invention and non-compete agreement.

Voluntary Resignation and Retirement.    In the event of a named executive officer’s voluntary resignation or retirement, we would not be obligated to pay or provide any additional payments or benefits, unless the named executive officer meets the criteria for “retirement” in connection with his or her voluntary resignation. For purposes of our compensation arrangements, “retirement” generally means the voluntary termination of employment at or after the age of 55 and with a number of years of service that, when added together with the named executive officer’s age, equals at least 65.

If a named executive officer meets the criteria for “retirement” in connection with his or her voluntary resignation, the named executive officer generally would be entitled to or, in the case of annual cash incentive awards and performance share awards, may receive upon approval by the Compensation & Human Resources Committee, the following additional payments and benefits:

•	Extended vesting and exercise period of four additional years (or the remaining term of the option, whichever is shorter) after the retirement date for all outstanding stock options held on the retirement date;

•

Extended perquisites consisting of reimbursement for amounts incurred for: (i) one additional year of financial planning expenses; (ii) one additional executive physical; (iii) twelve additional months, or through the end of the lease term, whichever is shorter, of lease payments for a Company-leased automobile; and (iv) certain Company products for personal use at no cost for five years following the named executive officer’s retirement; provided, however, that the named executive officer is responsible for payment of applicable taxes attributed to the value of such products;

•	Prorated payment of an outstanding annual cash incentive award if the named executive officer retires prior to the date payment is made in settlement of the annual cash incentive award, which is typically in early December, but only (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the fiscal year performance period that was completed as of the retirement date; and

•	Prorated payment of outstanding performance share awards if the named executive officer retires after completion of at least one fiscal year of our current three-fiscal year performance period, but only (i) if threshold levels are met and at the percentage of the target achieved and (ii) in an amount that is proportionate to the portion of the performance period based on the number of months or years that the named executive officer was employed or performed services during the performance period as of the named executive officer’s retirement date.

Any such payment for any prorated annual cash incentive or performance share awards would be made at the same time payments are made to our other executive officers after the certification of performance achieved by the Compensation & Human Resources Committee at the meeting following the completion of the applicable performance period.

Disability or Death.    In the event of a termination as the result of the disability or death of a named executive officer, the named executive officer, or his or her beneficiary, would be entitled to or, in the case of annual cash incentive awards and performance share awards, may receive upon approval by the Compensation & Human Resources Committee, the following additional payments and benefits:

•	Immediate vesting of all outstanding stock options held as of the termination date and stock options may be exercised for a period of up to one year (or the remaining term of the option, whichever is shorter) after the termination date;

•	Prorated payment of an outstanding annual cash incentive award if the termination of the named executive officer is prior to the date payment is made in settlement of the annual cash incentive award, but only (i) if threshold levels are met and at the percentage of the target achieved; and (ii) in an amount that is proportionate to the portion of the fiscal year performance period that was completed as of the termination date; and

•	Prorated payment of outstanding performance share awards if the named executive officer was employed for at least one fiscal year of our current three-fiscal year performance period, but only (i) if threshold levels are met and at the percentage of the target achieved and (ii) in an amount that is proportionate to the portion of the performance period based on the number of months or years that the named executive officer was employed or performed services during the performance period as of the named executive officer’s termination date.

Any such payment for any prorated annual cash incentive or performance share awards would be made at the same time payments are made to our other executive officers after the certification of performance achieved by the Compensation & Human Resources Committee at the meeting following the completion of the applicable performance period.

Involuntary Termination by Toro.    Since our named executive officers do not have employment or severance agreements or arrangements other than as provided for in our CIC policy, we would not be obligated to provide any additional payments or benefits to our named executive officers in the event of an involuntary termination of employment by us. Any negotiated separation arrangement typically requires that the named executive officer sign a release and waiver of claims and comply with confidentiality and non-compete restrictions.

Termination by Toro for Cause.    In the event of a termination of a named executive officer’s employment by us for cause, we would not be obligated to provide any additional payments or benefits to the executive. In addition, we may have certain clawback rights, as described below under “Clawback Provisions.”

Change in Control.    We have a CIC policy generally applicable to our executive officers. Our CIC policy incorporates a “double trigger” mechanism and provides for a cash severance payment and certain other benefits if within three years after a change in control the named executive officer’s employment is terminated by us without just cause or the named executive officer terminates his or her employment for good reason, or if such termination occurs at the request of a third party who had taken steps reasonably calculated to effect the change in control. The payments and benefits the named executive officer would be entitled to receive include:

•	a lump sum cash severance payment equal to two times (or three times for the CEO) the sum of the named executive officer’s then current annual base salary and target annual cash incentive award;

•	a lump sum cash payment in an amount equal to the named executive officer’s pro-rated target annual cash incentive award for the fiscal year in which the termination date occurs, reduced by any amounts paid under the terms of the applicable equity compensation policy for the same period of time;

•	eligibility for continuation coverage under our medical, dental and other group health plans for a period of three years following the termination date and reimbursement for any costs incurred in securing such continuation coverage that are in excess of costs that would have been incurred by the named executive officer immediately prior to his or her termination date to obtain such coverage; and

•	two years of outplacement services.

Our CIC policy does not provide a “gross-up” for 280G excise tax and, as a condition to the payment of any severance payment, the named executive officer must execute a release of claims against us. If a change in control, as generally defined below, has not occurred, our Board may terminate our CIC policy after two years’ advance notice of such termination.

In addition to our CIC policy, our Amended and Restated 2010 Plan and The Toro Company 2000 Stock Option Plan, as amended, or 2000 Plan, as applicable, provide that if we experience a change in control, as generally defined below, whether or not there is a qualifying termination of employment:

•	all stock options immediately vest, become exercisable in full and, pursuant to the Amended and Restated 2010 Plan, remain exercisable for their remaining term following the change in control, or, pursuant to the 2000 Plan, remain exercisable for three years (provided that in no event will three years extend beyond the remaining term of the option);

•	all outstanding annual cash incentive awards for performance periods in progress at the time of the change in control immediately vest and become immediately payable at target in cash;

•	all outstanding performance share awards for performance periods in progress at the time of the change in control immediately vest and become payable in full in shares of our common stock, provided, however, that the CIC policy provides that for executive officers covered by the CIC policy, any such performance share awards are payable at target (not in full or at maximum); and

•	all outstanding shares of restricted stock and restricted stock unit awards immediately vest and become non-forfeitable or issuable, as the case may be.

Alternatively, the Compensation & Human Resources Committee may elect to terminate such options, restricted stock awards, restricted stock unit awards or performance share awards in exchange for a cash payment for each option, restricted stock, restricted stock unit or performance share award in an amount equal to the excess, if any, between the consideration received by shareholders of our Company for shares of our Company in connection with the change in control and the exercise or purchase price, if any, of the option, restricted stock, restricted stock unit award or performance share award, multiplied by the number of shares subject to such option or award. Our Amended and Restated 2010 Plan and 2000 Plan do not provide a “gross-up” for 280G excise tax, but do provide for a reduction of payments if such payments would result in lower after-tax income taking into consideration the 280G excise tax.

For purposes of our CIC policy, Amended and Restated 2010 Plan, 2000 Plan and 2000 Directors Stock Plan, and subject to limited exceptions, a “change in control” occurs if:

•	another person becomes the beneficial owner of a specified percentage of our then-outstanding common stock or the combined voting power of our then-outstanding voting stock, which is 20% under the Amended and Restated 2010 Plan and CIC policy and 15% under the 2000 Plan and 2000 Directors Stock Plan;

•	a majority of our Board becomes comprised of persons other than those for whom election proxies have been solicited by our Board;

•	the completion of certain business combinations, including a reorganization, merger, consolidation, the sale of all or substantially all of our assets or the acquisition by us of assets or stock of another entity, where the shareholders before the business combination fail to beneficially own and have voting power for more than 50% of our Company or the resulting company after the business combination; or

•	our shareholders approve a complete liquidation or dissolution of our Company.

Additionally, under our nonqualified deferred compensation and retirement plans, upon the occurrence of a change in control, we must transfer cash or property to a “rabbi” trust for the benefit of plan participants in an amount sufficient to cause the trust to be funded at a level equal to the present value of all accumulated or accrued benefits then payable to or on behalf of plan participants.

Potential Payments Upon Termination or Change In Control.    The following table quantifies the payments and benefits for which the amount, vesting or time of payment is altered by each of the foregoing termination of employment or change in control situations. For purposes of quantifying payments and benefits, amounts are calculated (i) for each named executive officer as if the termination or change in control occurred on October 31, 2016, the last business day of our 2016 fiscal year; and (ii) using a per share value of $47.88, which represents the closing price of our common stock, as reported on the NYSE, on October 31, 2016. Material assumptions used in calculating the estimated payments and benefits are described in footnotes to the table.

					Change in Control
Name/Payment Type	Voluntary Resignation/ Retirement(1) ($)	Disability or Death ($)	Involuntary Termination by Toro ($)	Termination by Toro for Cause ($)	No Termination Event ($)	Termination Without Cause by Toro or by Executive for Good Reason ($)
Michael J. Hoffman
Cash Severance Payment(2)	$0	$0	$ 0	$ 0	$0	$6,682,500
Unvested & Accelerated Stock Options(3)	$0	$3,709,697	$ 0	$ 0	$3,709,697	$3,709,697
Accelerated Performance Share Award Payouts	$2,381,216(4)	$2,381,216(4)	$ 0	$ 0	$3,993,192(5)	$3,993,192(5)
Welfare Plan Benefits(6)	$0	$0	$ 0	$ 0	$0	$57,876
Outplacement Services(7)	$0	$0	$ 0	$ 0	$0	$30,000
Perquisites(8)	$39,099	$0	$ 0	$ 0	$0	$0

Total	$2,420,315	$6,090,913	$ 0	$ 0	$7,702,889	$14,473,265
Renee J. Peterson
Cash Severance Payment(2)	$0	$0	$ 0	$ 0	$0	$1,697,500
Unvested & Accelerated Stock Options(3)	$0	$1,009,595	$ 0	$ 0	$1,009,595	$1,009,595
Accelerated Performance Share Award Payouts	$0	$656,243(4)	$ 0	$ 0	$1,110,816(5)	$1,110,816(5)
Welfare Plan Benefits(6)	$0	$0	$ 0	$ 0	$0	$52,926
Outplacement Services(7)	$0	$0	$ 0	$ 0	$0	$30,000

Total	$0	$1,665,838	$ 0	$ 0	$2,120,411	$3,900,837
Richard M. Olson
Cash Severance Payment(2)	$0	$0	$ 0	$ 0	$0	$1,800,000
Unvested & Accelerated Stock Options(3)	$0	$694,862	$ 0	$ 0	$694,862	$694,862
Unvested & Accelerated Restricted Stock Units(9)	$0	$0	$ 0	$ 0	$238,155	$238,155
Accelerated Performance Share Award Payouts	$0	$458,690(4)	$ 0	$ 0	$900,144(5)	$900,144(5)
Welfare Plan Benefits(6)	$0	$0	$ 0	$ 0	$0	$55,758
Outplacement Services(7)	$0	$0	$ 0	$ 0	$0	$30,000

Total	$0	$1,153,552	$ 0	$ 0	$1,833,161	$3,718,919

					Change in Control
Name/Payment Type	Voluntary Resignation/ Retirement(1) ($)	Disability or Death ($)	Involuntary Termination by Toro ($)	Termination by Toro for Cause ($)	No Termination Event ($)	Termination Without Cause by Toro or by Executive for Good Reason ($)
William E. Brown, Jr.
Cash Severance Payment(2)	$0	$0	$ 0	$ 0	$0	$1,353,000
Unvested & Accelerated Stock Options(3)	$0	$616,613	$ 0	$ 0	$616,613	$616,613
Unvested & Accelerated Restricted Stock Units(9)	$0	$0	$ 0	$ 0	$389,839	$389,839
Accelerated Performance Share Award Payouts	$390,988(4)	$390,988(4)	$ 0	$ 0	$670,320(5)	$670,320(5)
Welfare Plan Benefits(6)	$0	$0	$ 0	$ 0	$0	$55,368
Outplacement Services(7)	$0	$0	$ 0	$ 0	$0	$30,000
Perquisites(8)	$29,322	$0	$ 0	$ 0	$0	$0

Total	$420,310	$1,007,601	$ 0	$ 0	$1,676,772	$3,115,140
Timothy P. Dordell
Cash Severance Payment(2)	$0	$0	$ 0	$ 0	$0	$1,271,000
Unvested & Accelerated Stock Options(3)	$0	$618,945	$ 0	$ 0	$618,945	$618,945
Accelerated Performance Share Award Payouts	$0	$406,980(4)	$ 0	$ 0	$679,896(5)	$679,896(5)
Welfare Plan Benefits(6)	$0	$0	$ 0	$ 0	$0	$35,427
Outplacement Services(7)	$0	$0	$ 0	$ 0	$0	$30,000

Total	$0	$1,025,925	$ 0	$ 0	$1,298,841	$2,635,268

(1)	Mr. Hoffman and Mr. Brown are the only named executive officers who met the retirement criteria on October 31, 2016.

(2)	Amount reported represents two times (three times for Mr. Hoffman since he was CEO on October 31, 2016) the sum of the named executive officer’s (a) then current annual base salary (based on twelve times the highest monthly base salary paid to the named executive officer during the fiscal year ended October 31, 2016) and (b) then current target annual cash incentive award. Effective November 1, 2016, in connection with Mr. Olson’s promotion to CEO and Mr. Hoffman’s election as Chairman of the Board (i) the applicable multiplier used to determine the lump sum cash severance payment under the CIC policy is three times the sum of the then current annual base salary and target annual cash incentive award for Mr. Olson and (ii) under the applicable definition of “Executive” in the CIC policy, Mr. Hoffman is no longer covered under the CIC policy.

(3)	Amount reported represents the value of the automatic acceleration of vesting of unvested stock options. All amounts are based on the difference between: (a) the market price of our common stock underlying the unvested stock options as of October 31, 2016, and (b) the exercise price of the stock options. Because each of Mr. Hoffman and Mr. Brown meets the retirement criteria on October 31, 2016, any unvested stock options held would continue to vest for four additional years, but such extended vesting is not quantified in the above table, “Voluntary Resignation / Retirement” column.

(4)	Amount reported represents the value of the future payout of two-thirds of the named executive officer’s fiscal 2015 to fiscal 2017 performance share awards (based on two years of the three-year performance period completed as of October 31, 2016) and one-third of the named executive officer’s fiscal 2016 to fiscal 2018 performance share awards (based on the completion of one year of the three-year performance period completed as of October 31, 2016), assuming that the Compensation & Human Resources Committee approves the payout at financial plan levels of performance.

(5)	Amounts reported represents the value of the immediate payout of the target number of shares of our common stock that the named executive officer would have been entitled to receive as payout for performance share awards for each of the fiscal 2015 to fiscal 2017 performance period and the fiscal 2016 to fiscal 2018 performance period. The value is based on: (a) the number of outstanding performance share awards at target as of October 31, 2016, multiplied by (b) the market price of our common stock on October 31, 2016.

(6)	Amount reported represents the estimated value of the welfare plan benefits for a three-year period based on our premium levels in effect on October 31, 2016.

(7)	Amount reported is based on the assumption that we would incur a $30,000 one-time cost for outplacement services to be provided for the two-year period.

(8)	Amount reported represents the value of (a) one additional year of financial planning services, (b) one additional executive physical, and (c) twelve additional months of automobile lease payments.

(9)	Amount reported represents the value of the automatic acceleration of the vesting of unvested restricted stock units and is based on the number of shares of common stock underlying the unvested restricted stock units multiplied by the market price of our common stock as of October 31, 2016.

Clawback Provisions.    Our 2000 Plan and the related stock option agreements contain a “clawback” provision which provides that if, within one year after the termination of employment the participant is employed or retained by or renders services to a competitor, violates any confidentiality agreement or agreement governing the ownership or assignment of intellectual property rights or engages in any other conduct or act determined to be injurious, detrimental or prejudicial to any interest of our Company, we have the right to cancel, rescind or restrict all stock options held by such participant and granted under the 2000 Plan and demand the return of the economic value of any stock option which was realized or obtained by such participant during the period beginning on the date that is 12 months prior to the date of termination to the date of the last exercise.

In addition, under the Amended and Restated 2010 Plan and related award agreements, if a participant is determined by the Compensation & Human Resources Committee to have taken any adverse action similar to those actions described above, all rights of such participant under the Amended and Restated 2010 Plan and any agreements evidencing an award then held by the participant will terminate and be forfeited and the Committee may require the executive to surrender and return to our Company any shares received, and/or to disgorge any profits or any other economic value made or realized by the participant during the period beginning one year prior to the participant’s termination of employment or other service with our Company or any affiliate or subsidiary, in connection with any awards or any shares issued upon the exercise or vesting of any awards granted under such plan. In addition, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, then any participant who is one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002 must reimburse us for the amount of any award received by such individual under the Amended and Restated 2010 Plan during the 12-month period following the first public issuance or filing with the SEC, as the case may be, of the financial document embodying such financial reporting requirement. These clawback provisions are in addition to any automatic clawback or forfeiture law, rule or regulation of which our named executive officers may be subject, including under the Sarbanes-Oxley Act of 2002 and the Dodd-Frank Act, as well as any policy that may be adopted by us.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information about shares of our common stock that may be issued under our equity compensation plans as of October 31, 2016, the last day of fiscal 2016. Share amounts set forth in the table and footnotes below reflect the impact of our two-for-one stock split that was effective September 16, 2016.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	5,794,645(1)	$20.07(2)	6,158,207(3)
Equity compensation plans not approved by security holders	N/A	N/A	N/A
Total	5,794,645(1)	$20.07(2)	6,158,207(3)

(1)	Amount includes: 1,207,918 outstanding stock options under the 2000 Plan; 163,264 outstanding stock options under the 2000 Directors Stock Plan; 3,508,802 outstanding stock options under the Amended and Restated 2010 Plan; 278,961 outstanding restricted stock unit awards under the Amended and Restated 2010 Plan, including share dividend equivalents that have been issued on such outstanding restricted stock units; and 635,700 outstanding performance share awards under the 2010 Plan, assuming a maximum level of achievement. The actual number of shares that will be issued under the performance share awards is determined by the level of achievement of performance goals.

(2)	Performance share awards and restricted stock units do not have exercise prices and, therefore, have been excluded from the weighted-average exercise price calculation in column (b).

(3)	Amount represents shares available for future issuance upon awards that may be granted under the Amended and Restated 2010 Plan, which includes: 11,000,000 shares approved by our shareholders at the Annual Meeting of Shareholders held on March 16, 2010; 600,000 shares approved by our shareholders at the Annual Meeting of Shareholders held on March 17, 2015; and 796,486 shares that were subject to outstanding awards under the 2000 Plan, The Toro Company Performance Share Plan and the 2000 Directors Stock Plan (collectively, the “Prior Plans”) as of March 16, 2010, the date of adoption of the 2010 Plan, but only to the extent such outstanding awards under the Prior Plans were forfeited, expired or otherwise terminated without the issuance of such shares (the “Carryover Shares”) consisting of (a) 52,632 shares that were previously subject to awards under the 2000 Plan plus (b) 738,818 shares that were previously subject to awards under The Toro Company Performance Share Plan plus (c) 5,036 shares that were previously subject to awards under the 2000 Directors Stock Plan, less any shares issued or surrendered and not again available for issuance under the Amended and Restated 2010 Plan. The Carryover Shares may now be issued under the Amended and Restated 2010 Plan.

OTHER INFORMATION

Shareholder Proposals and Director Nominations for the 2018 Annual Meeting

The 2018 Annual Meeting of Shareholders is expected to be held on March 20, 2018. In order for a shareholder proposal to be included in our proxy statement for the 2018 Annual Meeting, (i) our Vice President, Secretary and General Counsel must receive such proposal no later than the close of business on October 10, 2017, unless the date of the 2018 Annual Meeting is delayed by more than 30 calendar days; and (ii) such proposal must satisfy all of the requirements of, and not otherwise be permitted to be excluded under, Rule 14a-8 promulgated by the SEC and our Amended and Restated Bylaws.

Under our Amended and Restated Bylaws, in order for a shareholder to nominate one or more persons for election to the Board at the 2018 Annual Meeting of Shareholders or propose any other business to be brought before the 2018 Annual Meeting, complete and timely notice must be given in writing and in proper form to our Vice President, Secretary and General Counsel not later than December 21, 2017, nor earlier than November 21, 2017. However, if the date of the 2018 Annual Meeting is advanced by more than 30 days or delayed by more than 60 days from the first anniversary date of the 2017 Annual Meeting of Shareholders, such notice must be delivered not earlier than the 120th day prior to the date of the rescheduled 2018 Annual Meeting and not later than the close of business on the later of the 90th day prior to the date of the rescheduled 2018 Annual Meeting or the 10th day following the day on which we first make a public announcement of the date of the rescheduled 2018 Annual Meeting. Any notice must contain the specific information required by our Amended and Restated Bylaws, including, among other things, information about: any proposed nominee and his or her relationships with the shareholder submitting the nomination; any agreements, arrangements or understandings the shareholder may have with any proposed nominee or other parties relating to the nomination or other proposal; and the interests that the shareholder has related to our Company and its shares, including as a result of, among other things, derivative securities, voting arrangements or short positions. Such information must be updated as of the record date for the 2018 Annual Meeting and as of the date that is 10 business days prior to the date of the 2018 Annual Meeting. This summary information regarding our Amended and Restated Bylaws is qualified in its entirety by reference to the full text of the Amended and Restated Bylaws. A copy of our Amended and Restated Bylaws can be found on our website at www.thetorocompany.com (select the “Investor Information” link and then the “Corporate Governance” link). If a nomination or proposal is not timely and properly made in accordance with the procedures set forth in our Amended and Restated Bylaws, or does not contain the specific information required by our Amended and Restated Bylaws, such nomination or proposal will be defective and will not be brought before the 2018 Annual Meeting. If a nomination or proposal is nonetheless brought before the 2018 Annual Meeting and the Chairman does not exercise the power and duty to declare the nomination or proposal defective, the persons named in the proxy may use their discretionary voting with respect to such nomination or proposal.

Householding of Annual Meeting Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one set of these documents may have been sent to multiple shareholders at a shared address. Additional copies of this proxy statement and our Annual Report on Form 10-K are available upon request to our Vice President, Secretary and General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196, by telephone at 888-237-3054, or by e-mail to invest@toro.com. These documents also may be downloaded and printed from our website at www.thetorocompany.com/proxy. Any shareholder who wants to receive separate copies of our proxy statement and annual report in the future, or any shareholder who is receiving multiple copies and would like to receive only one copy per household, should contact his, her or its bank, broker or other nominee record holder.

Annual Report

A copy of Toro’s Annual Report on Form 10-K for the fiscal year ended October 31, 2016, as filed with the SEC, will be sent to any shareholder, without charge, upon written request to our Vice President, Secretary and General Counsel at 8111 Lyndale Avenue South, Bloomington, Minnesota, 55420-1196. You also may obtain our Annual Report on Form 10-K on the Internet at the SEC’s website, www.sec.gov, or on our website at www.thetorocompany.com/proxy. Our Fiscal Year 2016 Annual Report, which contains information about our business but is not part of our disclosure deemed to be filed with the SEC, also is available on our website at www.thetorocompany.com/proxy.

Cost and Method of Solicitation

We will pay the cost of soliciting proxies and may make arrangements with brokerage houses, custodians, nominees and other fiduciaries to send proxy materials to beneficial owners of our common stock. We will reimburse these third-parties for reasonable out-of-pocket expenses. In addition to solicitation by mail, our non-employee directors, executive officers and other employees may solicit proxies by telephone, electronic transmission and personally. Our non-employee directors, executive officers and other employees will not receive compensation for such services other than regular non-employee director or employee compensation. We have retained Morrow Sodali LLC, 470 West Avenue,

Stamford, Connecticut, 06902, for an estimated fee of $8,000, plus out of pocket expenses, to assist in distributing proxy materials and soliciting proxies in connection with our 2017 Annual Meeting of Shareholders.

Dated: February 7, 2017

BY ORDER OF THE BOARD OF DIRECTORS

TIMOTHY P. DORDELL
Vice President, Secretary and General Counsel

THE TORO COMPANY 8111 LYNDALE AVENUE SOUTH BLOOMINGTON, MN 55420-1196	VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 20, 2017. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by The Toro Company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on March 20, 2017. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E16933-P85055-Z69113                    KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

THE TORO COMPANY			For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
1.	Election of Directors		☐	☐	☐
Nominees:
	01)	Jeffrey M. Ettinger
	02)	Katherine J. Harless
	03)	Michael J. Hoffman
	04)	D. Christian Koch
The Board of Directors recommends you vote FOR proposals 2 and 3.								For	Against	Abstain

2.	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for our fiscal year ending October 31, 2017.							☐	☐	☐

3.	Approval of, on an advisory basis, our executive compensation.							☐	☐	☐
The Board of Directors recommends you vote 1 YEAR on the following proposal:							1 Year	2 Years	3 Years	Abstain

4.	Approval of, on advisory basis, the frequency of the advisory approval of our executive compensation.						☐	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

For address changes, mark here. (see reverse for instructions)					☐

Please sign exactly as your name(s) appear(s) on this proxy. If held in joint tenancy, all persons must sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Signature [PLEASE SIGN WITHIN BOX]		Date				Signature (Joint Owners)	Date

V.1.1

THE TORO COMPANY

ANNUAL MEETING OF SHAREHOLDERS

Tuesday, March 21, 2017

1:30 p.m. CDT

The Toro Company

8111 Lyndale Avenue South

Bloomington, MN 55420

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice & Proxy Statement for the Annual Meeting of Shareholders on March 21, 2017, and

our 2016 Annual Report are available at www.thetorocompany.com/proxy

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E16934-P85055-Z69113

The Toro Company 8111 Lyndale Ave South Bloomington, MN 55420	Proxy

This Proxy is solicited on behalf of the Board of Directors for use at the Annual Meeting on March 21, 2017.

The shares of stock held in this account will be voted as you specify on the reverse side or by telephone or Internet. Shares held in employee benefit plans for which a Proxy is not received will be voted by the trustee in the same proportion as votes actually cast by plan participants.

If no choice is specified, the Proxy will be voted “For” all nominees for Director, “For” Proposals 2 and 3 and “1 Year” for Proposal 4.

By signing, dating and returning this proxy card, you revoke all prior proxies, including any Proxy previously given by telephone or Internet, and appoint M. J. Hoffman, R. M. Olson and T. P. Dordell, or any one of them, with full power of substitution, to vote these shares on the matters shown on the reverse side and on any other business properly brought before the annual meeting or any adjournment or postponement of the annual meeting.

Address Changes:

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)
Continued and to be signed on reverse side

V.1.1